As filed with the Securities and Exchange Commission on November 18, 2005
Registration No. 333-129533

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEL MONTE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2033	75-3064217
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
DEL MONTE FOODS COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-3542950
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Market @ The Landmark
San Francisco, California 94105
(415) 247-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of all Registrant’s Principal Executive Office)

JAMES POTTER, ESQ.
General Counsel and Secretary
One Market @ The Landmark
San Francisco, California 94105
(415) 247-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service of Process for all Registrants)

Copies to:
LINDA L. CURTIS, ESQ.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
(213) 229-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     The registrants and additional registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants and additional registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS:

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
Exact Name of Registrant as	Incorporation or	Classification Code	Identification
Specified in its Charter	Organization	Numbers	Number

Star-Kist Samoa, Inc.	California	2091	97-0000256
Marine Trading Pacific, Inc.	Delaware	0912	95-3170165
Star-Kist Mauritius, Inc.	Delaware	0912	33-0260342

PROSPECTUS
$250,000,000
Del Monte Corporation
Offer to Exchange
6 3/4% SENIOR SUBORDINATED NOTES DUE 2015
Which Have Been Registered Under the Securities Act of 1933
For
Any and all Outstanding
6 3/4% SENIOR SUBORDINATED NOTES DUE 2015
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON DECEMBER 20, 2005, UNLESS EXTENDED
     We are offering to exchange our 6 3/4% Senior Subordinated Notes due 2015, which have been registered under the Securities Act of 1933, as amended, which we refer to as the exchange notes in this prospectus, for any and all of our outstanding 6 3/4% Senior Subordinated Notes due 2015 issued on February 8, 2005, which we refer to as the outstanding notes in this prospectus. We refer to the offer to exchange the exchange notes for the outstanding notes as the exchange offer in this prospectus.
The Exchange Notes

•	The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on February 8, 2005, except for transfer restrictions, registration rights and certain related provisions that will not apply to the exchange notes.

•	Interest on the exchange notes accrues at the rate of 6.75% per annum, payable semiannually in arrears in cash each February 15 and August 15, commencing on February 15, 2006.

•	The issuer, Del Monte Corporation, which we refer to as DMC in this prospectus, may redeem the notes in whole or in part beginning on February 15, 2010 at an initial redemption price equal to 103.375% of their principal amount, plus accrued interest. In addition, on or prior to February 15, 2008, DMC may redeem up to 35% of the notes at a redemption price equal to 106.75% of their principal amount, plus accrued interest, using proceeds from an offering of DMC’s capital stock or from a capital contribution to DMC by DMC’s parent company, Del Monte Foods Company, which we refer to as DMFC in this prospectus, of the proceeds of an offering of its capital stock.

•	The notes will rank equally with all of our other unsecured senior subordinated indebtedness and will be junior to our senior indebtedness. The notes are guaranteed by DMFC on a subordinated basis and by certain of our direct and indirect U.S. subsidiaries on a senior subordinated basis.

•	We do not intend to list the exchange notes on any securities exchange.
Material Terms Of The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on December 20, 2005, unless extended.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act, as amended.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement entered into on February 8, 2005 among DMC, DMFC, the subsidiary guarantors and the placement agents, as identified in this prospectus, relating to the outstanding notes.

•	We will not receive any proceeds from the exchange offer. We will bear the expenses of the exchange offer.

     For a discussion of risks that you should consider in deciding whether to tender outstanding notes in the exchange offer, see “Risk Factors” beginning on page 11.
     The exchange offer is not being made to, nor will we accept surrender for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the outstanding notes or the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. Requests should be made to:
Attn.: Corporate Secretary
Del Monte Corporation
One Market @ The Landmark
P.O. Box 193575
San Francisco, CA 94119-3575
(415) 247-3382
     The exchange offer is expected to expire on December 20, 2005, and you must make your investment decision by this expiration date. THEREFORE, IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED INFORMATION, WE MUST RECEIVE YOUR REQUEST BY DECEMBER 13, 2005, OR THE DATE THAT IS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE. See “Where You Can Find More Information.”
The date of this prospectus is November 21, 2005.

      In making an investment decision, you must rely on your own examination of our business and the terms of the exchange offer, including the merits and risks involved. You acknowledge that:

•	you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained or incorporated by reference in this prospectus; and

•	no person has been authorized to give any information or to make any representation concerning us or the exchange notes (other than as contained or incorporated by reference in this prospectus and information given by our duly authorized officers and employees in connection with investors’ examination of us and the terms of the exchange offer) and, if given or made, that other information or representation should not be relied upon as having been authorized by us.

      See “Risk Factors” immediately following the “Summary” for a description of specified factors relating to an investment in the exchange notes.
      Neither we, nor any of our representatives is making any representation to you regarding the legality of an investment by you under appropriate legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the exchange notes.
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to exchange the exchange notes only where such exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the exchange notes.

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WHERE YOU CAN FIND MORE INFORMATION
      Del Monte Foods Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov.
      We filed a registration statement on Form S-4 with the SEC on November 18, 2005. This prospectus is a part of the registration statement and constitutes the prospectus for the exchange notes to be issued in this exchange offer. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information included or incorporated in this prospectus.
      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until this exchange offer is completed. The information incorporated by reference is an important part of this prospectus. Except as explicitly set forth herein, nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K for the fiscal year ended May 1, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2005.

•	Our Current Report on Form 8-K filed on September 20, 2005.

•	Our Current Report on Form 8-K filed on October 4, 2005.

•	Our Current Report on Form 8-K filed on November 7, 2005.

•	The following pages and captioned text from our definitive proxy statement filed with the SEC on August 16, 2005, related to our Annual Meeting of Shareholders held on September 29, 2005: pages 5-6, “Nominees for Election for a Three-Year Term Expiring at the 2008 Annual Meeting;” pages 6-7, “Directors Continuing in Office Until the 2006 Annual Meeting” and “Directors Continuing in Office Until the 2007 Annual Meeting;” pages 11-15, “Compensation Committee Interlocks and Insider Participation,” “Compensation of Directors” and “Corporate Governance;” and pages 34-56, “Compensation of Executive Officers,” “Employment and Other Arrangements” and “Certain Relationships and Related Transactions.”
      You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:
Attn.: Corporate Secretary
Del Monte Corporation
One Market @ The Landmark
P.O. Box 193575
San Francisco, CA 94119-3575
(415) 247-3000

      You may also access a copy of the above filings and any future filings at “http://www.delmonte.com.” Information on our website is not incorporated by reference into this prospectus and is not a part of this prospectus.
      The indenture governing the outstanding notes, which we refer to as the Indenture in this prospectus, will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities. The descriptions of the Indenture in this prospectus are only summaries of the material provisions of the Indenture. A copy of the Indenture is filed as Exhibit 4.1 to DMFC’s Current Report on Form 8-K filed on February 11, 2005. We urge you to read the Indenture in its entirety because it, and not the descriptions in this prospectus, defines your rights as a holder of the exchange notes.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS
      This prospectus, including the sections entitled “Summary” and “Risk Factors,” and including information incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements are based on our plans, estimates and projections at the time we make the statements, and you should not place undue reliance on them. In some cases, you can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms.
      Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in or suggested by any forward-looking statement. These factors include, among others:

•	general economic and business conditions;

•	cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, energy, fuel, grains, meat by-products, and tuna;

•	logistics and other transportation-related costs;

•	ability to increase prices and reduce costs;

•	our debt levels and ability to service our debt;

•	costs and results of efforts to improve the performance and market share of our businesses;

•	reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan, including related disposition efforts;

•	acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses;

•	effectiveness of marketing, pricing and trade promotion programs;

•	changing consumer and pet preferences;

•	timely launch and market acceptance of new products;

•	competition, including pricing and promotional spending levels by competitors;

•	product liability claims;

•	weather conditions;

•	crop yields;

•	changes in U.S., foreign or local tax laws and effective rates;

•	interest rate fluctuations;

•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;

•	changes in business strategy or development plans;

•	availability, terms and deployment of capital;

•	dependence on co-packers, some of whom may be competitors or sole-source suppliers;

•	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations;

•	litigation;

•	industry trends, including changes in buying, inventory and other business practices by customers;

•	public safety and health issues;

•	Hurricane Katrina and its aftermath, which could adversely affect our supply chain and results of operations, as described in our Quarterly Report on Form 10-Q for the period ended July 31, 2005; and

•	other economic, business, competitive and/or regulatory factors affecting our operations, including those set forth in this prospectus under the caption “Risk Factors,” those set forth in our Annual Report on Form 10-K for the fiscal year ended May 1, 2005 under the caption “Factors that May Affect Our Future Results and Stock Price” and those described from time to time in our other filings with the SEC.
      All forward-looking statements in this prospectus are qualified by these cautionary statements and are made only as of the date of this prospectus. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      Del Monte, StarKist, Contadina, S&W, College Inn, SunFresh, Fruit Cup, Fruit Naturals, Orchard Select, Tropical Select, 9Lives, Kibbles ‘n Bits, Pup-Peroni, Snausages and Pounce, among others, are our registered or unregistered trademarks.

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SUMMARY
      This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before exchanging the outstanding notes. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 11 of this prospectus and the financial statements and the notes thereto incorporated by reference into this prospectus. As used throughout this prospectus, unless the context otherwise requires or indicates, “we,” “our,” “ours,” and “us” refer to Del Monte Foods Company, which we refer to as DMFC in this prospectus, and its consolidated subsidiaries, including Del Monte Corporation, which we refer to as DMC in this prospectus, except that in the context of the exchange notes offered hereunder and the outstanding notes, and in the context of the new credit facility referred to herein, such terms refer to DMC only.
Overview
      Del Monte Foods Company, which we refer to as DMFC in this prospectus, and its consolidated subsidiaries is one of the country’s largest producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating $3.2 billion in net sales in fiscal 2005. Our leading food brands include Del Monte, StarKist, Contadina, S&W, College Inn and other brand names, and our pet food and pet snacks brands include 9Lives, Kibbles ’n Bits, Pup-Peroni, Snausages, Pounce and other brand names. Our products are sold nationwide, in all channels serving retail markets, as well as to the U.S. military, certain export markets, the foodservice industry and other food processors. Our principal facilities consist of 16 production facilities and 13 distribution centers in the United States, as well as operating facilities in American Samoa, Mexico and Venezuela. Through strategic acquisitions, we have expanded our product offerings; further penetrated grocery chains, club stores, supercenters and mass merchandisers; improved market share; and leveraged our manufacturing capabilities.
      We believe our diversified, multi-category product line provides us with a competitive advantage in selling to the retail grocery industry. We sell our products in the U.S. retail dry grocery market and produce sections, primarily through grocery chains, club stores, supercenters and mass merchandisers. We believe we have strong long-term relationships with our customers that provide a solid base for our business.
      Del Monte Corporation, which we refer to as DMC in this prospectus, is a direct, wholly-owned subsidiary of DMFC. For reporting purposes, our businesses are aggregated into two reportable segments: Consumer Products and Pet Products. The Consumer Products reportable segment includes the Del Monte Brands, StarKist Seafood and Private Label Soup operating segments, which manufacture, market and sell shelf-stable products, including fruit, vegetable, tomato, broth, infant feeding, tuna and soup products. The Pet Products reportable segment includes the Pet Products operating segment, which manufactures, markets and sells dry and wet pet food and pet snacks.
      Each of DMFC and DMC maintains its principal executive office at One Market @ The Landmark, San Francisco, California 94105. Our telephone number is (415) 247-3000, and our website is www.delmonte.com.
The Refinancing
      The exchange offer is part of a financing plan that refinanced a substantial portion of our prior indebtedness. We closed each of the transactions discussed below substantially concurrently on February 8, 2005. The series of transactions, which we refer to collectively as the refinancing in this prospectus, consisted of the following:

•	Offering of Outstanding Notes. We issued an aggregate of $250.0 million principal amount of 6 3/4% senior subordinated notes due 2015. The net proceeds of the offering of the outstanding notes were used to fund a portion of the repurchase of the 9 1/4% senior subordinated notes due 2011 as described below.

•	New Credit Facility. We entered into a new credit facility (the “new credit facility”) consisting of a revolver of $350.0 million with a term of six years, a term loan A of $450.0 million with a term of six years, and a term loan B of $150.0 million with a term of seven years. The new credit facility is guaranteed by DMFC and certain domestic subsidiaries of DMC. The new credit facility is secured by liens on substantially all the assets of DMC and the subsidiary guarantors and the DMFC guarantee is secured by a pledge of all of the DMC common stock. Initial borrowings under the new credit facility were used to fund a portion of the repurchase of the 9 1/4% senior subordinated notes due 2011 as described below. Borrowings may also be used for working capital and general corporate purposes.

•	Repurchase of 9 1/4% Senior Subordinated Notes and Consent Solicitation. In connection with the offering and new credit facility described above, DMC consummated a cash tender offer and consent solicitation for any and all of its $300.0 million aggregate principal amount of 9 1/4% senior subordinated notes due 2011 (the “2011 notes”). In the course of this tender offer, DMC obtained consents to amend the indenture under which the 2011 notes were issued, which amendments eliminated or made less restrictive most restrictive covenants in this indenture. DMC received tenders and consents with respect to 99.2% of the outstanding 2011 notes and accepted all of the 2011 notes validly tendered and not validly withdrawn at the expiration time of the tender offer and consent solicitation.

THE EXCHANGE OFFER

The Exchange Offer	Up to $250.0 million aggregate principal amount of exchange notes registered under the Securities Act are being offered in exchange for the same principal amount of the outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical. You may tender outstanding notes for exchange in whole or in part in any integral multiple of $1,000. We are undertaking the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Expiration Date	5:00 p.m., New York City time, December 20, 2005, unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions described under “The Exchange Offer — Conditions to the Offer,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

• to delay the acceptance of the outstanding notes for exchange;

• to terminate the exchange offer if one or more specific conditions have not been satisfied;

• to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes; or

• to waive any condition or otherwise amend the terms of the exchange offer in any respect. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw tenders of outstanding notes at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal of Tenders.”

Procedures for Tendering Outstanding Notes	To tender your outstanding notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal. You must forward the completed letter of transmittal by mail, facsimile or hand delivery, together with any other required documents, to the exchange agent and submit to the exchange agent the outstanding notes you are tendering, or comply with the specified procedures for guaranteed delivery of outstanding notes. Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender outstanding notes pursuant to the exchange offer. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

You should not send letters of transmittal and certificates representing outstanding notes to us. You should send those documents only to the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the outstanding notes. See “The Exchange Offer — Terms of the Exchange Offer.”

Consequences of Failure to Exchange	If you do not exchange your outstanding notes for exchange notes registered under the Securities Act, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. See “The Exchange Offer — Some Adverse Consequences of Failure to Exchange.”

Resales of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are not a broker-dealer;

• you are not participating in a distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• you are not our “affiliate,” as the term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See “The Exchange Offer — Resale of the Exchange Notes.”

Exchange Agent	The exchange agent with respect to the exchange offer is Deutsche Bank Trust Company Americas. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer — Exchange Agent” and in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

Certain United States Federal Income Tax Considerations	You should review the information set forth under “Certain United States Federal Income Tax Considerations” prior to tendering outstanding notes in the exchange offer.

SUMMARY OF THE EXCHANGE NOTES
      The exchange offer applies to an aggregate principal amount of $250.0 million of the outstanding notes. Subject to compliance with the covenants and to applicable law, DMC may issue additional notes under the indenture governing the outstanding notes, which we refer to as the Indenture in this prospectus. See “Description of the Exchange Notes — Certain Covenants.” The outstanding notes, the exchange notes and any additional notes issued pursuant to the terms of the Indenture are collectively referred to in this prospectus as the notes.
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except:

•	the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

•	the exchange notes will not contain transfer restrictions, registration rights and certain related provisions.
      The exchange notes will be issued under and entitled to the benefits of the Indenture. See “Description of the Exchange Notes.”

Exchange Notes Offered	$250.0 million aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2015.

Issuer	Del Monte Corporation, which we refer to as DMC in this prospectus.

Guarantors	The exchange notes will be guaranteed by Del Monte Foods Company, which we refer to as DMFC in this prospectus, and certain direct and indirect U.S. subsidiaries of DMC, which we refer to as the subsidiary guarantors in this prospectus; provided, however, that the guarantees by the subsidiary guarantors will terminate automatically upon certain specified events. The guarantee by DMFC will be a subordinated obligation of DMFC and the guarantees by the subsidiary guarantors will be senior subordinated obligations of the subsidiary guarantors.

Maturity Date	February 15, 2015.

Interest Rate and Payment Dates	The exchange notes will bear interest at a rate of 6.75% per annum. Interest on the exchange notes will accrue, without duplication, from the last date interest was paid on the outstanding notes, which was August 15, 2005, and will be payable semi-annually on each February 15 and August 15, commencing February 15, 2006. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes but will receive interest accrued on the exchange notes.

Ranking	The exchange notes and the subsidiary guarantors’ guarantees will be general unsecured senior subordinated obligations of DMC and the subsidiary guarantors, respectively. The exchange notes and the subsidiary guarantors’ guarantees will rank: (i) junior to all of DMC’s and the subsidiary guarantors’ present and future senior indebtedness, (ii) pari passu with any of DMC’s and the subsidiary guarantors’ present and future unsecured senior subordinated indebtedness, and (iii) senior to all of DMC’s and the subsidiary guarantors’ indebtedness, if any, that expressly provides that it is subordinated to the exchange notes and the subsidiary guarantors’ guarantees.

DMFC’s guarantee will rank junior to all of its existing and future indebtedness, other than indebtedness that expressly provides that it is pari passu with or junior to DMFC’s guarantee.

The exchange notes and the guarantees will be unsecured and thus will be effectively junior to DMC’s and the subsidiary guarantors’ secured indebtedness to the extent of the assets securing such indebtedness. Borrowings under the new credit facility are secured by substantially all of DMC’s assets, substantially all of the assets of the subsidiary guarantors and a pledge of all of the common stock of DMC owned by DMFC. In addition, the exchange notes will be effectively junior to all liabilities of DMC’s subsidiaries that do not guarantee the exchange notes to the extent of the assets of such subsidiaries.

As of July 31, 2005:

• DMC and the subsidiary guarantors had outstanding $1,305.7 million of indebtedness,

• $603.1 million of which is senior indebtedness of DMC or the subsidiary guarantors, including indebtedness under the new credit facility; and

• $452.6 million of which ranked pari passu with the exchange notes.

• DMFC, on an unconsolidated basis, had no indebtedness outstanding (other than guarantees of indebtedness under the new credit facility, the notes and the existing senior subordinated notes described in “Description of Existing Indebtedness”, which we refer to as the existing senior subordinated notes in this prospectus).

• Subsidiaries of DMC that do not guarantee the notes had outstanding $1.2 million of indebtedness.

Optional Redemption	The exchange notes will be redeemable, in whole or in part, at our option on or after February 15, 2010 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2008, we, at our option, may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of one or more equity offerings at the redemption price equal to 106.75% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that at least 65% of the original aggregate principal amount of notes remains outstanding immediately after any such redemption.

Change of Control	Upon a change of control, we will have the option, at any time on or prior to February 15, 2010, to redeem the exchange notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium, together with accrued and unpaid interest, if any, to the date of redemption. Upon a change of control triggering event (defined as a change of control and a rating decline), if we do not so redeem the exchange notes or if the change of control triggering event occurs after February 15, 2010, subject to certain conditions, each holder of the exchange notes will have the right to require us to repurchase that holder’s exchange notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

Certain Covenants	The Indenture contains certain covenants that limit our ability, and our subsidiaries’ abilities, to, among other things:

• incur additional indebtedness;

• pay dividends or make certain other restricted payments;

• consummate certain asset sales;

• enter into certain transactions with affiliates;

• incur indebtedness that is subordinate in right of payment to any senior debt and senior in right of payment to the exchange notes;

• incur liens;

• impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to DMC and its subsidiaries;

• merge or consolidate with any other person; or

• sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

Certain of these covenants will be eliminated upon the exchange notes being rated “investment grade,” as defined in the Indenture.
      For additional information regarding the exchange notes, see “Description of the Exchange Notes.”
RISK FACTORS
      See “Risk Factors” beginning on page 11 of this prospectus for a discussion of factors that should be considered with respect to an investment in the exchange notes.

SUMMARY HISTORICAL FINANCIAL DATA
      The following tables set forth our summary historical financial data as of and for the periods indicated and reflect the results of operations of the Acquired Businesses (as defined in “Selected Historical Financial Data”) and include the results of the fruit, vegetable and tomato businesses post December 20, 2002, the date of completion of the acquisition of the Acquired Businesses. The summary historical financial data for the fiscal years ended May 1, 2005, May 2, 2004 and April 27, 2003 was derived from the audited statements of income for each of the years then ended, as audited by KPMG LLP. The summary historical financial data as of July 31, 2005 and for each of the three-month periods ended August 1, 2004 and July 31, 2005 were derived from our unaudited condensed consolidated financial statements that are incorporated by reference in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited financial statements for fiscal 2003, 2004 and 2005 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. The following information is qualified by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements which include the audited financial statements for each fiscal year described above, each of which is incorporated by reference in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Year			Three Months Ended

				July 31,	August 1,
	2005	2004	2003(1)	2005	2004

	(In millions)
Statement of Income Data:
Net sales	$3,180.9	$3,129.9	$2,092.3	$671.1	$626.0
Cost of products sold	2,378.6	2,294.4	1,533.6	509.3	479.2
Selling, administrative and general expense	478.4	457.0	313.6	114.4	106.3

Operating income	323.9	378.5	245.1	47.4	40.5
Interest expense	130.8	129.0	45.3	21.2	24.6
Other expense (income)	2.8	(1.7)	4.4	—	2.0

Income from continuing operations before income taxes	190.3	251.2	195.4	26.2	13.9
Provision for income taxes	71.7	90.5	65.2	9.9	5.3

Income from continuing operations	118.6	160.7	130.2	16.3	8.6
Income (loss) from discontinued operations (net of taxes of ($0.5), $2.1, $2.4, ($0.1) and $0, respectively)	(0.7)	3.9	3.3	(0.1)	(0.1)

Net income	$117.9	$164.6	$133.5	$16.2	$8.5

July 31, 2005

(In millions)
Balance Sheet Data:
Short-term borrowings	$1.2
Long-term debt	1,305.7
Stockholders’ equity	1,155.4

(1)	Our financial statements for the first 8 months of fiscal 2003 contain no debt or interest expense, and therefore are not indicative of the results of operations that would have existed if the Acquired Businesses had been operated as an independent company during this period.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our historical consolidated ratio of earnings to fixed charges and the amount of deficiency (in millions), if any, for periods in which the ratio indicates less than one-to-one coverage:

	Fiscal Year									Three Months Ended

	2005		2004		2003		2002		2001	July 31, 2005		August 1, 2004

Ratio of earnings to fixed charges(1)	2.3	x	2.7	x	4.2	x	63.4	x	n/a	2.0	x	1.5	x
Deficiency of earnings to cover fixed charges	n/a		n/a		n/a		n/a		$37.1	n/a		n/a

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense, which is estimated to be 33% of operating lease expense. Interest expense on indebtedness was not historically allocated to the Heinz businesses, therefore, the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges for fiscal 2003, 2002 and 2001 may not be meaningful.

RISK FACTORS
      Before you tender your notes in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this prospectus and the risks and information contained in the Annual Report on Form 10-K of Del Monte Foods Company (“DMFC”) for the fiscal year ended May 1, 2005. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.
      This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, in the Annual Report on Form 10-K of DMFC for the fiscal year ended May 1, 2005 and elsewhere in this prospectus.

You may have difficulty selling the outstanding notes that you do not exchange.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for exchange notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

No public market exists for the exchange notes. The offering or sale of the exchange notes is subject to significant legal restrictions as well as uncertainties regarding the liquidity of the trading market for the exchange notes.
      No public market exists for the exchange notes, and a market offering liquidity may not develop. If the exchange notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the outstanding notes, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. The exchange notes will not be listed on any securities exchange. Accordingly, we cannot assure you that an active trading market for the notes will develop or, if a trading market does develop, that it will continue.

Our substantial indebtedness could adversely affect our operations and financial condition.
      We have a significant amount of indebtedness. As of July 31, 2005, we had a total of $1,306.9 million of indebtedness. Our indebtedness could have important consequences, such as:

•	limiting our ability to obtain additional financing to fund growth, acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•	limiting our operational flexibility due to the covenants contained in our debt agreements;

•	limiting our ability to invest operating cash flow in our business due to debt service requirements;

•	limiting our ability to compete with companies that are less leveraged and that may be better positioned to withstand economic downturns;

•	increasing our vulnerability to economic downturns and changing market conditions; and

•	increasing our vulnerability to fluctuations in market interest rates, to the extent that our debt is subject to floating interest rates.

If our cash from operations is not sufficient to meet our expenses and debt service obligations, we may be required to refinance our debt, sell assets, borrow additional money or raise equity.
      We expect to generate the funds necessary to pay our expenses and to pay the principal and interest on our outstanding debt from our operations. Because portions of our business are highly seasonal, our borrowings under our revolving credit facility fluctuate significantly during the year, generally peaking in September or October.
      Our ability to generate cash to meet our expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic, legislative, regulatory and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. Many of these factors are beyond our control. Any factor that negatively affects our results of operations, including our cash flow, may also negatively affect our ability to pay the principal and interest on our outstanding debt.
      If we do not have enough cash to pay our debt service obligations, we may be required to amend our new credit facility or indentures, refinance all or part of our existing debt, sell assets, incur additional indebtedness or raise equity. We cannot assure you that we will be able, at any given time, to take any of these actions on terms acceptable to us or at all.

Despite our significant indebtedness, we may still be able to incur substantially more debt through additional borrowings. This could further exacerbate the risks described above.
      While the new credit facility generally restricts borrowings outside the existing facility, it does permit additional indebtedness pursuant to specified exceptions. For example, subject to satisfaction of debt incurrence tests contained in our senior subordinated note indentures and other conditions (including pro forma covenant compliance), we are permitted to incur an amount not to exceed $300.0 million of additional unsecured indebtedness and we are permitted to borrow, subject to the willingness of lenders to fund such borrowing and other conditions, an additional $500.0 million through an increase in the term loan facility under the new credit facility. Further, with the concurrence of our senior lenders and satisfaction of our note indenture debt incurrence tests, we could incur substantial additional indebtedness. If our current debt level increases, the related risks we face could intensify.

We face a potential inability to repurchase the exchange notes upon a change of control offer. The new credit facility generally prohibits us from repurchasing any exchange notes. In addition, we may not have sufficient funds to satisfy our obligations.
      The indenture governing the exchange notes, which we refer to as the Indenture in this prospectus, requires us to offer to repurchase the exchange notes upon the occurrence of specific kinds of change of control events. Certain important corporate events that would increase the level of our indebtedness, such as leveraged recapitalizations, may not constitute a “change of control” under the Indenture. The new credit facility generally prohibits us from repurchasing any exchange notes and provides that specific change of control events will be a default under that agreement. Any future credit or other debt agreements to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to purchase the exchange notes or we could attempt to refinance the debt that contains that prohibition. However, we cannot assure you that we will be able to obtain lender consent or refinance those borrowings. Even if such a consent were obtained or the debt is refinanced, we cannot assure you that we would have the funds necessary to repurchase the exchange notes. Our failure to purchase the exchange notes would be a default under the Indenture which would, in turn, be a default under the new credit facility and, potentially, other senior debt. If the senior debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of exchange notes.

Your right to receive payments on the exchange notes will be junior to borrowings under the new credit facility and possibly to all of our future borrowings. The guarantees of the exchange notes are junior to all of the guarantors’ existing senior indebtedness and possibly to all of their future borrowings.
      The exchange notes will be junior to all of our existing and future indebtedness, other than our existing senior subordinated notes, unsecured trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the exchange notes. The guarantee of each of DMFC and the subsidiary guarantors will be junior to each such guarantor’s existing and future indebtedness, other than guarantees of our existing senior subordinated notes, trade payables and any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the guarantee. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the exchange notes or the guarantees.
      In addition, all payments on, or acquisition of the exchange notes and the guarantees may be blocked for 179 days in the event of a payment default or certain other defaults under the new credit facility or any other designated senior debt. Such payments may only be blocked once within any 360 consecutive days in the event of certain defaults on such senior debt.
      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the exchange notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the Indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the exchange notes may receive less ratably than holders of trade payables in any such proceeding. In any of these cases, holders of the exchange notes may not be paid in full, if at all.
      We conduct a portion of our operations through subsidiaries. There are no limits in the Indenture on the ability of the unrestricted subsidiaries of Del Monte Corporation, which we refer to as DMC in this prospectus, to incur new debt or liabilities. Claims of creditors of any subsidiary that is not a guarantor of the exchange notes, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiary over the claims of DMC’s creditors, including the holders of the exchange notes. The exchange notes, therefore, will be effectively subordinated to creditors (including trade creditors) of DMC’s subsidiaries that are not guarantors of the exchange notes.
      As of July 31, 2005, the exchange notes are subordinated to $603.1 million of our senior debt, and approximately $296.2 million is available for borrowing as additional senior debt under the new credit facility. In addition, the guarantees are subordinated to guarantees of amounts outstanding under the new credit facility. The terms of the Indenture will permit us to borrow substantial additional indebtedness, including senior debt, in the future.

The exchange notes will not be secured by any of our assets, and our assets secure the new credit facility and will possibly secure other debt.
      In addition to being subordinated to all of our existing and future indebtedness, other than our existing senior subordinated notes, trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to the exchange notes, the exchange notes will not be secured by any of our assets. DMC’s obligations under the new credit facility are secured by liens on substantially all of its assets, and DMFC’s guarantee under the new credit facility is secured by a pledge of DMC’s common stock. In addition, the obligations of our guarantor subsidiaries under the new credit facility are secured by liens on substantially all of their assets. As of July 31, 2005, the exchange notes were effectively junior to approximately $603.1 million of secured obligations. In addition, we will be permitted to incur additional secured indebtedness and other secured obligations, subject in the case of DMC and its subsidiaries to limitations under the terms of the Indenture. If we become insolvent or are liquidated, or if payment under the new credit facility or of other secured obligations is accelerated, the lenders under the new credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding.

Restrictive covenants in the new credit facility, our other senior subordinated notes indentures and the Indenture may restrict our ability to pursue our operational flexibility. Our ability to comply with these restrictions depends on many factors beyond our control.
      The new credit facility, the Indenture and the indentures governing our other senior subordinated notes include certain covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make other restricted payments, including investments;

•	create liens;

•	enter into transactions with affiliates;

•	sell assets; and

•	transfer all or substantially all of our assets and enter into mergers or consolidations.
      The new credit facility also requires us to maintain compliance with specified financial ratios and satisfy financial condition tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we cannot assure you that we will comply with these ratios and tests. The new credit facility may also limit our ability to agree to certain change of control transactions, because a “change of control” (as defined in the new credit facility) will result in an event of default.
      A breach of any of the covenants, ratios, tests or restrictions contained in the new credit facility, the Indenture or the indentures governing our other senior subordinated notes could result in an event of default under the new credit facility and under such indentures in which case the amounts outstanding under the new credit facility and such indentures could be declared immediately due and payable. If the payment of the indebtedness is accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other indebtedness that would become due as a result of any acceleration.

The guarantee of the exchange notes by DMFC and the subsidiary guarantors may not provide significant additional assurance of payment to the holders of the exchange notes.
      The exchange notes are guaranteed on a subordinated basis by DMFC and on a senior subordinated basis by the subsidiary guarantors. The Indenture does not contain any financial covenants or similar provisions which would limit DMFC’s ability to incur other debt or obligations, to pay dividends or, to engage in other transactions. In addition, the events of default in the Indenture do not include any events of bankruptcy or insolvency relating to DMFC. The only material asset of DMFC is the stock of DMC. Although the Indenture does not contain any covenants that limit DMFC’s ability to acquire other assets, DMFC, on a stand-alone basis not taking into account its consolidated subsidiaries, is not expected to generate income from operations or acquire additional assets in the near future and no assurance can be given that it will ever do so. Accordingly, the guarantee by DMFC does not provide any significant additional assurance of payment to the holders of the exchange notes.
      Enforcement of the guarantees against DMFC and the subsidiary guarantors or any future guarantors would be subject to certain defenses available to guarantors generally and would also be subject to certain defenses available to DMC regarding enforcement of the exchange notes, including the right to force the trustee of the exchange notes to exercise its remedies prior to commencement of any action on the guarantees. The guarantors will waive, with respect to the exchange notes, all such defenses to the extent they may legally do so. See “Description of the Exchange Notes — Guarantees.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.
      Fraudulent conveyance laws have been enacted for the protection of creditors. Under these laws and the federal bankruptcy laws, the guarantees of DMFC and the subsidiary guarantors could be voided, or claims in respect of the guarantees could be subordinated to all other debts of the guarantors if, among other things, the guarantors, at the time they incurred the indebtedness evidenced by the guarantees:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantees and were insolvent or rendered insolvent by reason of the incurrence of the guarantees;

•	were engaged in a business or transaction for which the guarantors, remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured.
      In addition, any payment by the guarantors pursuant to the guarantees could be voided and required to be returned to the guarantors or to a fund for the benefit of the creditors of the guarantors.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	it could not pay its debts as they become due.

We could enter into significant transactions that would not constitute a change of control requiring us to repurchase the exchange notes, but that could adversely affect our risk profile.
      We could in the future enter into transactions, such as acquisitions, dispositions, refinancings, recapitalizations or highly leveraged transactions, that would not constitute a change of control requiring us to repurchase the exchange notes, but that could adversely affect our risk profile. Such transactions could alter our capital structure, including by increasing the amount of our indebtedness outstanding, alter the nature of our business, adversely affect our credit ratings, or otherwise adversely affect the holders of the exchange notes.

You must comply with the procedures for the exchange offer in order to receive the exchange notes.
      You are responsible for complying with all exchange offer procedures. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities with respect to the tender of your outstanding notes for exchange notes.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      On February 8, 2005, as part of the refinancing, we issued and distributed $250.0 million in principal amount of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Lehman Brothers Inc. and J.P. Morgan Securities Inc., which we refer to collectively as the placement agents in this prospectus, to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with the sale of the outstanding notes, we entered into a registration rights agreement, dated as of February 8, 2005, with the placement agents, which we refer to as the registration rights agreement in this prospectus. Under that agreement, we agreed, among other things, to conduct this exchange offer and give each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount of exchange notes. You are a holder entitled to participate in the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from a registered holder.
      We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as Exhibit 4.3 to the Current Report on Form 8-K filed on February 11, 2005.
      In order to participate in the exchange offer, you must represent to us among other things, that:

•	you are not a broker-dealer;

•	you are not participating in a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you are not our “affiliate” as the term is defined in Rule 144A under the Securities Act.
Terms of the Exchange Offer
      Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept on the expiration date all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of the outstanding notes held by you pursuant to the exchange offer in any denomination of $1,000 or in integral multiples of $1,000.
      The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.
The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the Indenture. See “Description of the Exchange Notes.”
      As of the date of this prospectus, $250.0 million aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof.
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to the holders.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.
      Holders of outstanding notes who tender in the exchange offer will not be required to pay:

•	brokerage commissions or fees; or

•	transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.
      We will bear all charges and expenses, other than specified taxes, in connection with the exchange offer. See “— Fees and Expenses.”
      Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC interpreting the Exchange Act. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.
Expiration Date; Extensions; Amendments
      The term “expiration date” means 5:00 p.m., New York City time, on December 20, 2005 unless we, in our sole discretion, extend the exchange offer. If we do, the “expiration date” will be 5:00 p.m., New York City time on the latest date to which the exchange offer is extended.
      If we extend the expiration date, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release announcing any such extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      Any announcement may state that we are extending the exchange offer for a specified period of time.
      If any of the conditions listed under the heading “Conditions to the Offer” occur and are not waived by us, we reserve the right:

•	to delay acceptance of any outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer;

•	to refuse to accept outstanding notes not previously accepted; and/or

•	to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

Interest on the Exchange Notes
      The exchange notes will bear interest at a rate of 6.75% per annum. Interest on the exchange notes will accrue, without duplication, from the last date on which interest was paid on the outstanding notes and will be payable semi-annually in arrears on February 15 and August 15, beginning February 15, 2006. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes but will receive interest accrued on the exchange notes.
Procedures for Tendering Outstanding Notes
      To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed, if required by the letter of transmittal; and

•	mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.
      The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.
      The exchange agent and the Depository Trust Company, which we refer to as DTC in this prospectus, have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as ATOP. The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account via the ATOP system in accordance with DTC’s transfer procedure. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees and documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.
      The term “agent’s message” means a message which:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of the book-entry transfer;

•	states that DTC has received an express acknowledgment from a participant in DTC that is tendering outstanding notes which are the subject of the book-entry transfer;

•	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

•	states that we may enforce the agreement against the participant.
      Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

      You must deliver all documents to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender outstanding notes on their behalves.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to you. However, you also bear the risk of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.
      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term “holder” means:

•	any person in whose name outstanding notes are registered on our books;

•	any person who has obtained a properly completed bond power from the registered holder; or

•	any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.
      Any beneficial holder whose outstanding notes are registered in the name of the holder’s broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder’s behalf. If the beneficial holder wishes to tender on the holder’s behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible institution” unless the outstanding notes tendered are:

•	tendered by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	tendered for the account of an “eligible institution.”
      An eligible institution is:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act; or

•	an “eligible institution” that is a participant in a recognized medallion signature guarantee program.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and submit evidence satisfactory to us of that person’s authority to so act with the letter of transmittal.

      We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, acceptance and withdrawal, of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all outstanding notes not properly tendered;

•	refuse to accept any outstanding notes if, in the opinion of us or our counsel, acceptance may be unlawful; and

•	waive any irregularities or conditions of tender as to particular outstanding notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such period of time as we determine. Neither we, the exchange agent nor any other person is under any duty to notify you of defects or irregularities with respect to tenders of outstanding notes, nor will any of us incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until any irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities that we have not cured or waived will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.
      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

•	terminate the exchange offer according to the terms in “— Conditions to the Offer”; and

•	to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any of these purchases or offers may differ from the terms of the exchange offer.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal, or facsimile of it, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

      You must tell the exchange agent if you wish to tender your outstanding notes according to the guaranteed delivery procedures and the exchange agent will send a notice of guaranteed delivery to you.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at the address given in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from that of the depositor.
      All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described above under “— Procedures for Tendering Outstanding Notes” at any time prior to the expiration date.
Conditions to the Offer
      Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

•	any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.
      These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the right will be deemed an ongoing right which may be asserted at any time and from time to time.

      In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

•	a stop order is threatened by the SEC or is in effect for the registration statement that this prospectus is a part of; or

•	a stop order is threatened or in effect regarding qualification of the Indenture under the Trust Indenture Act of 1939, as amended.
      If we determine that we may terminate or amend the exchange offer, we may:

•	refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

•	extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

•	waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; and/or

•	amend the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date.
      If the waiver or amendment constitutes a material change in the exchange offer, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.
      The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.
Resale of the Exchange Notes
      Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth in “— Purpose and Effect of the Exchange Offer.” See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991).
      In the event that our belief regarding resale is inaccurate, and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under these laws. We do not and will not assume, nor indemnify you against, this liability. If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters mentioned above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

Some Adverse Consequences of Failure to Exchange
      If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless the offer and sale of the outstanding notes are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations by the SEC, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the applicable interpretations by the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      The amount of outstanding notes after the exchange offer is complete will be reduced by the amount of outstanding notes that are tendered and exchanged for exchange notes in the exchange offer. We expect that a substantial portion of the outstanding notes will be tendered and accepted in the exchange offer. In that case, the trading market, if any, for the outstanding notes will be adversely affected.
Exchange Agent
      Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, TN 37229-2737
Fax: (615) 835-3701
By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Confirm by Telephone:
(615) 835-3572
Information:
(800) 735-7777
Fees and Expenses
      We will pay the expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation for tenders pursuant to the exchange offer by mail.
      Our officers and regular employees and our affiliates may make additional solicitations in person or by telephone.

      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.
      We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

•	the exchange agent;

•	the trustee;

•	accounting; and

•	legal services.
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. However, the tendering holder will pay the transfer taxes, whether imposed on the registered holder or any other persons, if:

•	certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer (with certain exceptions including transfer taxes imposed in connection with an asset sale or change of control).
      If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

USE OF PROCEEDS
      We will not receive any proceeds from this exchange offer.
CAPITALIZATION
      The following table sets forth our short-term borrowings and capitalization as of July 31, 2005. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated in this prospectus by reference to our Quarterly Report on Form 10-Q for the three-month period ended July 31, 2005, and our consolidated financial statements and related notes for such period that are incorporated by reference in this prospectus.

July 31, 2005

(In millions)
Short-term borrowings:
New revolving credit facility	$—
Other short-term debt	1.2

Total short-term borrowings	$1.2

Long-term debt (including current portion):
New term loans	$599.6
9 1/4% senior subordinated notes of DMC	2.6
8 5/8% senior subordinated notes of DMC	450.0
6 3/4% senior subordinated notes of DMC	250.0
Other debt	3.5

Total long-term debt (including current portion)	1,305.7

Stockholders’ equity:
Common stock, $.01 par value; 500,000,000 shares authorized and 199,290,737 shares issued and outstanding at July 31, 2005	$2.1
Additional paid-in capital	964.5
Treasury stock, at cost	(125.4)
Accumulated other comprehensive loss	(4.8)
Retained earnings	319.0

Total stockholders’ equity	1,155.4

Total capitalization	$2,461.1

SELECTED HISTORICAL FINANCIAL DATA
      On December 20, 2002, Del Monte Foods Company (“DMFC”) completed the acquisition of certain businesses from H. J. Heinz Company (“Heinz”), including Heinz’s U.S. and Canadian pet food and pet snacks, North American tuna, U.S. retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). DMFC acquired these businesses through the merger (the “Merger”) of Del Monte Corporation, a subsidiary of DMFC, with and into SKF Foods, Inc. (“SKF”), previously a wholly-owned subsidiary of Heinz. The Merger has been accounted for as a reverse acquisition in which SKF is treated as the acquirer and Del Monte Corporation the acquiree, primarily because Heinz shareholders owned a majority of DMFC’s common stock upon completion of the Merger. As a result, the historical financial statements of SKF, which reflect the operations of the Acquired Businesses while under the management of Heinz, became the historical financial statements of Del Monte as of the completion of the Merger. Following the Merger, SKF changed its name to Del Monte Corporation, which we refer to as DMC in this prospectus.
      The following tables set forth our selected historical financial data as of and for the periods indicated and reflect the results of operations of the Acquired Businesses while under the management of Heinz for the periods prior to December 20, 2002, and include the results of the fruit, vegetable and tomato businesses post December 20, 2002. The selected historical financial data for the fiscal years ended May 1, 2005, May 2, 2004 and April 27, 2003 was derived from the audited consolidated balance sheets as of May 1, 2005, May 2, 2004 and April 27, 2003, respectively, and the audited consolidated statements of income for each of the years then ended, as audited by KPMG LLP. The selected historical combined financial data for the fiscal year ended May 1, 2002 was derived from the audited combined balance sheet of the Acquired Businesses as of May 1, 2002 and the audited combined statement of income of the Acquired Businesses for the fiscal year ended May 1, 2002, as audited by PricewaterhouseCoopers LLP. As a result of the need to classify certain assets as discontinued operations to conform to the fiscal 2004 and fiscal 2005 presentation, the selected historical combined financial data as of and for the period ended May 2, 2001 is unaudited. The Acquired Businesses were not historically managed as a stand-alone entity but as part of the operations of Heinz. Additionally, our financial statements for fiscal years 2001 and 2002 and the first 8 months of fiscal 2003 contain no debt or interest expense, and therefore are not indicative of the results of operations that would have existed if the Acquired Businesses had been operated as an independent company during these periods.
      The selected historical financial data as of July 31, 2005 and for each of the three-month periods ended August 1, 2004 and July 31, 2005 were derived from our unaudited condensed consolidated financial statements that are incorporated by reference in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements for fiscal 2003, 2004 and 2005 and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments, considered necessary for a fair presentation of our financial condition and results of operations for such periods. The following information is qualified by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, each of which is incorporated by reference in this prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Fiscal Year					Three Months Ended

	2005	2004	2003	2002	2001	July 31, 2005	August 1, 2004

	(In millions, except share and per share data)
Statement of Income Data:
Net sales	$3,180.9	$3,129.9	$2,092.3	$1,739.9	$1,760.7	$671.1	$626.0
Cost of products sold	2,378.6	2,294.4	1,533.6	1,242.2	1,476.8	509.3	479.2
Selling, administrative and general expense	478.4	457.0	313.6	243.0	316.4	114.4	106.3

Operating income (loss)	323.9	378.5	245.1	254.7	(32.5)	47.4	40.5
Interest expense	130.8	129.0	45.3	—	—	21.2	24.6
Other expense (income)	2.8	(1.7)	4.4	(1.2)	4.6	—	2.0

Income (loss) from continuing operations before income taxes	190.3	251.2	195.4	255.9	(37.1)	26.2	13.9
Provision for income taxes	71.7	90.5	65.2	80.0	8.7	9.9	5.3

Income (loss) from continuing operations	118.6	160.7	130.2	175.9	(45.8)	16.3	8.6
Income (loss) from discontinued operations (net of taxes of ($0.5), $2.1, $2.4, $1.9, ($1.8) and ($0.1))	(0.7)	3.9	3.3	4.1	9.6	(0.1)	(0.1)

Net income (loss)	$117.9	$164.6	$133.5	$180.0	$(36.2)	$16.2	$8.5

Diluted earnings (loss) per common share:
Continuing operations	$0.56	$0.76	$0.74	$1.12	$(0.29)	$0.08	$0.04
Discontinued operations	—	0.02	0.02	0.03	0.06	—	—

	$0.56	$0.78	$0.76	$1.15	$(0.23)	$0.08	$0.04

Weighted average number of diluted shares outstanding	212,355,623	211,212,242	176,494,577	156,951,113	156,921,228	210,546,752	211,860,255

	Fiscal Year					Three Months Ended

	2005	2004	2003	2002	2001	July 31, 2005	August 1, 2004

Other Data:
Ratio of earnings to fixed charges(1)	2.3	2.7	4.2	63.4	n/a	2.0	1.5
Deficiency of earnings to cover fixed charges	n/a	n/a	n/a	n/a	$37.1	n/a	n/a

	May 1, 2005	May 2, 2004	April 27, 2003	May 1, 2002	May 2, 2001	July 31, 2005	August 1, 2004

	(In millions)
Balance Sheet Data:
Total assets	$3,530.6	$3,459.7	$3,544.9	$1,835.3	$1,904.4	$3,480.7	$3,583.9
Long-term debt	1,304.4	1,369.5	1,635.3	—	—	1,305.7	1,373.9
Parent company investment	—	—	—	1,592.6	1,593.4	—	—
Stockholders’ equity	1,260.6	1,128.9	949.4	—	—	1,155.4	1,141.1

	Fiscal Year					Three Months Ended

	2005	2004	2003	2002	2001	July 31, 2005	August 1, 2004

	(In millions)
Cash Flow Data:
Cash flows provided by (used in) operating activities	$274.0	$273.0	$490.9	$194.2	$272.0	$6.8	$(104.1)
Cash flows provided by (used in) investing activities	(71.8)	(1.2)	(173.5)	(19.7)	109.1	14.0	(14.4)
Cash flows provided by (used in) financing activities	(92.6)	(283.0)	(285.2)	(180.8)	(388.2)	(125.0)	86.8
Capital expenditures	73.1	82.7	195.8	19.0	50.9	9.4	14.4

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issue costs) and the interest component of rent expense, which is estimated to be 33% of operating lease expense. Interest expense on indebtedness was not historically allocated to the Heinz businesses, therefore, the ratio of earnings to fixed charges and the deficiency of earnings to cover fixed charges for fiscal 2003, 2002 and 2001 may not be meaningful.

DESCRIPTION OF THE EXCHANGE NOTES
      Except as otherwise indicated below, the following summary applies to both the outstanding notes issued on February 8, 2005 (the “Outstanding Notes”) pursuant to the Indenture, defined below, and the exchange notes to be issued under the Indenture pursuant to this prospectus (the “Exchange Notes”).
      An aggregate principal amount of $250.0 million of Outstanding Notes were issued under the Indenture (the “Indenture”) dated as of February 8, 2005 among Del Monte Corporation, Del Monte Foods Company, the subsidiary guarantors and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The Exchange Notes will be issued under the Indenture. The following summary of selected provisions of the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the Indenture, including the definitions of terms in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture.
      The terms of the Exchange Notes are nearly identical to those of the Outstanding Notes in all material respects, including interest rate and maturity, except that the Exchange Notes will not be subject to:

•	restrictions on transfer;

•	the covenants set forth in the Registration Rights Agreement regarding registration; and

•	related provisions relating to the Outstanding Notes.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. A copy of the Indenture is filed as Exhibit 4.1 to Del Monte Foods Company’s Current Report on Form 8-K filed on February 11, 2005. You should read the Indenture in its entirety. The definitions of some of the capitalized terms used in the following summary are set forth below under “— Certain Definitions.” For purposes of this “Description of The Exchange Notes” section, references to Del Monte Corporation include only Del Monte Corporation and not its subsidiaries. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes.
      The Exchange Notes will be guaranteed by Del Monte Food Company and the Subsidiary Guarantors. The Exchange Notes and the Subsidiary Guarantors’ Guarantees will:

•	be unsecured senior subordinated obligations of Del Monte Corporation and the Subsidiary Guarantors, respectively;

•	rank subordinate in right of payment to all Senior Debt of Del Monte Corporation and the Subsidiary Guarantors’ existing and future Guarantor Senior Debt;

•	rank equally with any of Del Monte Corporation’s and the Subsidiary Guarantors’ present and future unsecured senior subordinated Indebtedness; and

•	rank senior to all of Del Monte Corporation’s and the Subsidiary Guarantors’ Indebtedness, if any, that expressly provides that it is subordinated to the Notes and the Subsidiary Guarantors’ Guarantees.
      Del Monte Food Company’s Guarantee will rank junior to all of its existing and future Indebtedness, other than indebtedness that expressly provides that it is pari passu with or junior to Del Monte Food Company’s Guarantee.
      The Exchange Notes will be initially limited to $250.0 million aggregate principal amount. Subject to compliance with the covenants described below under “— Certain Covenants” and to applicable law, Del Monte Corporation may issue additional notes (the “Additional Notes”) under the Indenture. The Outstanding Notes, the Exchange Notes and any Additional Notes will be treated as a single class for all purposes under the Indenture, including with respect to consents, approvals or other actions taken by Holders under the Indenture, and are collectively referred to as the “Notes.”

      The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Exchange Notes initially will be issued in book-entry form and represented by one or more global Notes. See “— Book-Entry; Delivery and Form.”
      Initially, the Trustee will act as the exchange agent, the paying agent and registrar for the Exchange Notes. The Exchange Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be at the exchange agent’s office at Deutsche Bank Trust Company Americas, 27th Floor-MS2710, 60 Wall Street, New York, NY 10005. Del Monte Corporation may change any exchange agent, paying agent and registrar without notice to Holders of the Notes. Del Monte Corporation will pay principal and premium, if any on the Exchange Notes at the Trustee’s office at the above address or, at Del Monte Corporation’s option, by wire transfer to an account maintained by the payee with a bank located in the United States. At Del Monte Corporation’s option, interest may be paid at the Trustee’s office at the above address, by check mailed to the registered address of Holders or by wire transfer to an account maintained by the payee with a bank located in the United States.
Principal, Maturity and Interest
      The Exchange Notes are initially limited in aggregate principal amount to $250.0 million and will mature on February 15, 2015. Interest on the Exchange Notes will accrue at the rate of 6.75% per annum and will be payable semiannually in arrears in cash on each February 15 and August 15, commencing on February 15, 2006, to the persons who are registered Holders at the close of business on the January 31 and July 31 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the most recent date to which interest has been paid on the Outstanding Notes. Holders whose Outstanding Notes are accepted for exchange will not receive any interest accrued on the exchanged Outstanding Notes but will receive interest accrued on the Exchange Notes. Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      The Notes will not be entitled to the benefit of any mandatory sinking fund.
Redemption

Optional Redemption
      The Notes will be redeemable, at Del Monte Corporation’s option, in whole at any time or in part from time to time, on and after February 15, 2010 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices, expressed as percentages of the principal amount of the Notes to be redeemed, if redeemed during the twelve-month period commencing on February 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.

Year	Percentage

2010	103.375%
2011	102.250%
2012	101.125%
2013 and thereafter	100.000%

Optional Redemption upon Equity Offerings
      At any time, or from time to time, on or prior to February 15, 2008, Del Monte Corporation may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem Notes in an aggregate principal amount equal to up to 35% of the aggregate principal amount of Notes (including any Additional Notes but excluding the Exchange Notes) originally issued at a redemption price equal to 106.75% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to the date of redemption, except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates; provided that Notes in aggregate principal amount equal to at least 65% of the principal amount of Notes (excluding any Additional Notes and also excluding the Exchange Notes) originally issued remains outstanding immediately after any such redemption. In order to effect a redemption of Notes as described in this paragraph with the proceeds of any Equity Offering, Del Monte Corporation will make such redemption not more than 150 days after the consummation of any such Equity Offering.

Optional Redemption upon a Change of Control on or prior to February 15, 2010
      At any time on or prior to February 15, 2010, the Notes may also be redeemed as a whole at the option of Del Monte Corporation upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice but in no event more than 90 days after the occurrence of such Change of Control, mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to the date of redemption (the “Change of Control Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.
      “Applicable Premium” means, with respect to a Note at any Change of Control Redemption Date, the excess of:

(A) the present value at such Change of Control Redemption Date of (1) the redemption price of such Note at February 15, 2010 (such redemption price being described under “— Optional Redemption”) plus (2) all required interest payments due on such Note through February 15, 2010 computed using a discount rate equal to the Treasury Rate plus .5% per annum, over

(B) the principal amount of such Note.
      “Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) closest to the period from the Change of Control Redemption Date to February 15, 2010; provided, however, that if the period from the Change of Control Redemption Date to February 15, 2010 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Change of Control Redemption Date to February 15, 2010 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.
Selection and Notice of Redemption
      In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions of Notes for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to applicable DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption as long as Del Monte Corporation has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.
Guarantees
      The obligations of Del Monte Corporation pursuant to the Notes, including the repurchase obligation resulting from a Change of Control Triggering Event, will be unconditionally guaranteed, jointly and severally, on a subordinated basis by Holdings and on a senior subordinated basis by the Subsidiary Guarantors. The subordination provisions that are applicable to the Guarantees will be substantially similar to the subordination provisions that will be applicable with respect to the Notes as described below under “— Subordination,” except that Holdings’ Guarantee will be subordinated in right of payment to all Guarantor Senior Debt of Holdings and will be a subordinated obligation of Holdings, while the Notes and the Guarantees of Subsidiary Guarantors will be senior subordinated obligations of Del Monte Corporation and the Subsidiary Guarantors, respectively. The Guarantee of any Guarantor is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantee, as it relates to such Guarantor, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.
      The Indenture provides that (a) at such time as less than $10.0 million principal amount of the Existing Notes remains outstanding (provided that any Existing Notes purchased by Del Monte Corporation and its Subsidiaries have been cancelled and that any Existing Notes that have been redeemed by Del Monte Corporation have been permanently redeemed) and (b) as long as the Subsidiary Guarantors are not guarantors of any other Indebtedness other than Indebtedness under the Credit Agreement, each of the Subsidiary Guarantors shall be released from its obligations under its Guarantee.
      The Indenture also provides that, upon the release by the lenders under the Credit Agreement (including any future refinancings thereof) of all guarantees of any Guarantor of or relating to the Credit Agreement and all Indebtedness thereunder, such Guarantor shall be released from its obligations under its Guarantee; provided, however, that (a) any such release shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of or relating to the Credit Agreement (including any future refinancings thereof) and all Indebtedness thereunder shall also be released and (b) if any payment is made by Del Monte Corporation or any Guarantor to the lenders under the Credit Agreement in connection with any such release, a pro rata payment shall be made to the Holders based on the ratio of the outstanding principal amount of the Notes to the maximum amount which could be borrowed under the Credit Agreement.
      In addition, the Indenture provides that the Guarantee of any Subsidiary Guarantor shall be released, without any further action required on the part of the Trustee or any Holder, (a) upon any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Del Monte Corporation of all of Del Monte Corporation’s Capital Stock in such Subsidiary Guarantor; provided that such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the Indenture or (b) upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.
      Pursuant to the Indenture, Holdings may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger, Consolidation and Sale of Assets;” provided, however, that if such other Person is not Del Monte Corporation, Holdings’ obligations under its Guarantee must be expressly assumed by such other Person.
      The covenants in the Indenture generally apply to Del Monte Corporation and its Restricted Subsidiaries. The Indenture does not contain any covenants or similar provisions which would limit

Holdings’ ability to incur Indebtedness or other obligations, to pay dividends or, except to the limited extent described below under “— Certain Covenants — Merger, Consolidation and Sale of Assets,” to engage in other transactions. In addition, the Events of Default in the Indenture do not include any events of bankruptcy or insolvency relating to Holdings, any failure by Holdings to pay Indebtedness or judgments when due, or the acceleration of Indebtedness of Holdings. The only material asset of Holdings is the stock of Del Monte Corporation. However, the Indenture does not contain any covenants which limit Holdings’ ability to acquire other assets.
      In addition, Restricted Subsidiaries of Del Monte Corporation may be required to issue Guarantees to the extent described below under “— Certain Covenants — Limitation on Guarantees by Domestic Restricted Subsidiaries.”
Subordination
      The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on or in respect of Senior Debt. Upon any payment or distribution of assets of Del Monte Corporation of any kind or character to creditors, whether in cash, property or securities, upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of Del Monte Corporation or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to Del Monte Corporation or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes or for the acquisition of any of the Notes for cash or property or otherwise.
      If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Debt, no payment of any kind or character shall be made by or on behalf of Del Monte Corporation or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.
      In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of such event of default to the Trustee (a “Default Notice”), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the “Blockage Period”), neither Del Monte Corporation nor any other Person on its behalf shall:

(x) make any payment of any kind or character with respect to any Obligations on the Notes, or

(y) acquire any of the Notes for cash or property or otherwise.
      Notwithstanding anything in the Indenture to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).
      The subordination provisions of the Indenture expressly provide that they do not limit the right of the Trustee or the Holders of Notes to accelerate the maturity of the Notes upon the occurrence of an Event of Default; provided that all Senior Debt thereafter due or declared to be due shall be first paid in full in cash or Cash Equivalents before the Holders are entitled to receive any payment of any kind or character with respect to the Notes.
      By reason of such subordination, in the event of the insolvency of Del Monte Corporation, creditors of Del Monte Corporation who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.
      The obligations of each Guarantor under its Guarantee are subordinated in right of payment to the obligations of such Guarantor under its Guarantor Senior Debt (including any guarantees constituting Guarantor Senior Debt and any Guarantor Designated Senior Debt of such Guarantor) on terms substantially similar to those described above. By reason of such subordination, in the event of the insolvency of a Guarantor, creditors of such Guarantor who are not holders of its Guarantor Senior Debt, including Holders of the Notes, may recover less, ratably, than holders of its Guarantor Senior Debt.
      As of July 31, 2005, (i) Del Monte Corporation and the Subsidiary Guarantors had approximately $603.1 million of Senior Debt outstanding, including Indebtedness under the Credit Agreement and (ii) Holdings did not have any Guarantor Senior Debt outstanding other than guarantees of Senior Debt of Del Monte Corporation, including guarantees of Indebtedness under the Credit Agreement.
Change of Control Triggering Event
      The Indenture provides that upon the occurrence of a Change of Control Triggering Event, if Del Monte Corporation does not redeem the Notes as provided under the heading “— Redemption — Optional Redemption upon Change of Control on or prior to February 15, 2010” above, Del Monte Corporation or Holdings shall make a “Change of Control Offer” and each Holder will have the right to require that Del Monte Corporation or Holdings, as applicable, purchase all or a portion of such Holder’s Notes pursuant to such Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.
      Any Change of Control under the Notes will constitute an event of default under the Credit Agreement. Accordingly, upon a Change of Control, no payment will be made to holders of Notes unless the lenders under the Credit Agreement waive such event of default or all outstanding Indebtedness under the Credit Agreement is paid. See “— Subordination.” In addition, certain other changes of control that do not constitute a Change of Control Triggering Event under the Notes constitute defaults under the Credit Agreement. Future Senior Debt of Del Monte Corporation and future Guarantor Senior Debt of Holdings may also contain prohibitions against taking certain actions that would cause a Change of Control Triggering Event or require that such Senior Debt or Guarantor Senior Debt, as the case may be, be repaid or repurchased upon a Change of Control Triggering Event. The exercise by the Holders of their right to require Del Monte Corporation or Holdings to repurchase the Notes could cause a default under Senior Debt of Del Monte Corporation or Guarantor Senior Debt of Holdings even if the Change of Control Triggering Event itself does not cause a default, due to the financial effect of the repurchase on Del Monte Corporation or Holdings.
      In the Indenture, Del Monte Corporation and Holdings covenant that, prior to the mailing of the notice referred to below, but in any event within 60 days following any Change of Control Triggering Event, they will:

(i) repay in full and terminate all commitments under all Indebtedness under the Credit Agreement, all other Senior Debt and all Guarantor Senior Debt of any Guarantor the terms of which require repayment upon a Change of Control Triggering Event or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and Guarantor Senior Debt, and to repay the Indebtedness owed to each lender which has accepted such offer in full or

(ii) obtain the requisite consents under the Credit Agreement, all other Senior Debt, and all Guarantor Senior Debt to permit the repurchase of the Notes as provided below.

      Del Monte Corporation and Holdings shall first comply with the covenant in the immediately preceding sentence before Del Monte Corporation shall be required to repurchase Notes pursuant to the provisions described below. The failure by Del Monte Corporation or Holdings to comply with the second preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under “— Events of Default” below.
      Within 60 days following the date upon which the Change of Control Triggering Event occurred, unless Del Monte Corporation has mailed a notice with respect to a redemption described under the heading “— Redemption — Optional Redemption upon Change of Control on or prior to February 15, 2010” above with respect to all the Notes in connection with a Change of Control occurring on or prior to February 15, 2010, and subject to compliance by Del Monte Corporation and Holdings with the covenant in the second immediately preceding paragraph, Del Monte Corporation or Holdings must send, by first class mail, a notice to each Holder, with a copy to the Trustee and each Paying Agent, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law or permitted by the provisions of the second succeeding paragraph (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.
      Neither Del Monte Corporation nor Holdings will be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Del Monte Corporation or Holdings and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer at the price, including accrued and unpaid interest, if any, at the times and in the manner specified in the Indenture.
      A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement with respect to the Change of Control relating to such Change of Control Triggering Event is in place at the time of making the Change of Control Offer and the Change of Control Offer remains open for at least ten business days following the date of the Change of Control Triggering Event. Notes repurchased by Del Monte Corporation pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the option of Del Monte Corporation. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.
      If a Change of Control Offer is made, there can be no assurance that Del Monte Corporation or Holdings will have available funds sufficient to pay the Change of Control Triggering Event purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event Del Monte Corporation or Holdings is required to purchase outstanding Notes pursuant to a Change of Control Offer, Del Monte Corporation or Holdings, as the case may be, expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Del Monte Corporation or Holdings would be able to obtain that financing on favorable terms or at all.
      Restrictions in the Indenture on the ability of Del Monte Corporation and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Del Monte Corporation or

Holdings, whether favored or opposed by the management of Del Monte Corporation or Holdings. Consummation of any of these transactions may require redemption or repurchase of the Notes, and there can be no assurance that Del Monte Corporation or Holdings or the acquiring party will have sufficient financial resources to effect that redemption or repurchase. The restrictions in the Indenture referred to above, as well as the restriction in the Indenture on transactions with Affiliates described below, may make more difficult or discourage any leveraged buyout of Del Monte Corporation or Holdings or any of its Subsidiaries by the management of Del Monte Corporation. While those restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
      Del Monte Corporation or Holdings, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” (including “Change of Control Triggering Event”) provisions of the Indenture, Del Monte Corporation or Holdings, as the case may be, shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” (including “Change of Control Triggering Event”) provisions of the Indenture by virtue thereof.
      The Change of Control Triggering Event purchase feature is a result of negotiations between Del Monte Corporation and the placement agents. Management has no present intention to engage in a transaction that might cause a Change of Control Triggering Event, although it is possible that Del Monte Corporation or Holdings could decide to do so in the future. Subject to the limitations discussed below, Del Monte Corporation or Holdings could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not cause a Change of Control Triggering Event under the Indenture, but that could increase the amount of its indebtedness and the indebtedness of its subsidiaries outstanding at that time or otherwise affect Del Monte Corporation’s or Holdings’ capital structure or credit ratings.
      Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the Holders of the Notes to require that Del Monte Corporation or Holdings repurchase the Notes in the event of a takeover, recapitalization or similar transaction.
Termination of Certain Covenants
      During any period beginning after the date of the Indenture in which the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture (a “Suspension Period”), Del Monte Corporation and the Restricted Subsidiaries of Del Monte Corporation will no longer be subject to the provisions of the Indenture described below under the following captions (the “Suspended Covenants”):

“— Certain Covenants — Limitation on Incurrence of Additional Indebtedness,”

“— Certain Covenants — Limitation on Restricted Payments,”

“— Certain Covenants — Limitation on Asset Sales,”

“— Certain Covenants — Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries,”

“— Certain Covenants — Limitation on Preferred Stock of Restricted Subsidiaries;

“— Certain Covenants — Prohibition on Incurrence of Senior Subordinated Debt,”

clause (a)(ii) of “— Certain Covenants — Merger, Consolidation and Sale of Assets,” and

“— Certain Covenants — Limitations on Transactions with Affiliates.”

      As a result of the foregoing, the Notes will be entitled to substantially reduced covenant protection during any Suspension Period.
      If, during any Suspension Period, either of the Rating Agencies withdraws its ratings or downgrades the Notes so that the Notes fail to have an Investment Grade Rating from either Rating Agency or a Default or Event of Default occurs (a “Spring-back Date”), then Del Monte Corporation and the Restricted Subsidiaries of Del Monte Corporation will, following such Spring-back Date, again be subject to the Suspended Covenants. Restricted Payments made after any Spring-back Date will be calculated in accordance with the covenant described under “— Certain Covenants — Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time since the Issue Date. Notwithstanding the foregoing and any other provision of the Indenture, the Notes or the Guarantees, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of Del Monte Corporation, Holdings or any of the Subsidiaries of Del Monte Corporation shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or events occurring during a Suspension Period (including without limitation any agreements, Liens, Preferred Stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
Certain Covenants
      The Indenture contains certain covenants, including, among others, those summarized below.

Limitation on Incurrence of Additional Indebtedness
      Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Del Monte Corporation or its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of Del Monte Corporation is greater than 2.0 to 1.0.

Limitation on Restricted Payments
      Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Del Monte Corporation or in options, warrants or other rights to purchase such Qualified Capital Stock) on or in respect of shares of Del Monte Corporation’s Capital Stock to holders of such Capital Stock,

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Del Monte Corporation or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (in each case other than in exchange for Qualified Capital Stock of Del Monte Corporation or options, warrants or other rights to purchase such Qualified Capital Stock),

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Del Monte Corporation that is subordinate or junior in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinate or junior in right of payment to a Guarantee, except the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition, or

(d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing or

(ii) Del Monte Corporation is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness” or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date shall exceed the sum of:

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Del Monte Corporation earned subsequent to September 30, 2002 and on or prior to the date on which the Restricted Payment occurs or is to occur (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds received by Del Monte Corporation from any Person (other than a Subsidiary of Del Monte Corporation) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of Del Monte Corporation (including by conversion of Indebtedness into Qualified Capital Stock) and 100% of the fair market value of non-cash consideration received in any such issuance and sale; (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by Del Monte Corporation subsequent to the Issue Date and on or prior to such Reference Date from a holder of Del Monte Corporation’s Capital Stock and 100% of the fair market value of non-cash consideration of any such equity contribution received by Del Monte Corporation from a holder of Del Monte Corporation’s Capital Stock; (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); plus

(y) without duplication, the sum of

(1) the aggregate amount returned in cash subsequent to the Issue Date on or with respect to Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions or payments,

(2) the net cash proceeds received by Del Monte Corporation or any Restricted Subsidiary subsequent to the Issue Date from the disposition of all or any portion of Investments (other than Permitted Investments) (other than any disposition to a

Subsidiary of Del Monte Corporation) and 100% of the fair market value of non-cash consideration received in any such disposition, (provided that, as further provided in clause (7) of the immediately succeeding paragraph, to the extent that Del Monte Corporation does not realize cash from the proceeds of the payment, sale or disposition of any such non-cash consideration, the only Restricted Payments which shall be permitted by reason of such non-cash consideration shall be Restricted Payments which are made in kind of the non-cash consideration so received); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; plus

(z) $125.0 million;
provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of (y)(1), (y)(2) and (y)(3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to December 20, 2002 in such Unrestricted Subsidiary or joint venture.
      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption of debt that is subordinate to the Notes, within 60 days after the date of declaration of such dividend or the delivery of any irrevocable notice of redemption, as the case may be, if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of the notice of redemption, as the case may be;

(2) the making of any Restricted Payment either:

(i) solely in exchange for shares of Qualified Capital Stock of Del Monte Corporation or

(ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Del Monte Corporation) of shares of Qualified Capital Stock of Del Monte Corporation;

(3) the repurchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of Del Monte Corporation that is subordinate or junior in right of payment to the Notes or any Indebtedness of any Subsidiary Guarantor that is subordinate or junior in right of payment to a Guarantee either:

(i) in exchange for shares of Qualified Capital Stock of Del Monte Corporation or Refinancing Indebtedness of Del Monte Corporation or such Subsidiary Guarantor, as the case may be, or

(ii) through the application of net proceeds of a substantially concurrent incurrence or sale, as the case may be, for cash (other than to a Subsidiary of Del Monte Corporation) of:

(A) shares of Qualified Capital Stock of Del Monte Corporation or Holdings, provided that, in the case of Qualified Capital Stock of Holdings, Holdings contributes to the capital of Del Monte Corporation all or a portion of the net cash proceeds from the sale of such Qualified Capital Stock in at least the amount necessary to pay the aggregate acquisition cost of such Indebtedness, or

(B) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, payments for the purpose of and in an amount equal to the amount required to permit Holdings to redeem or repurchase Common Stock of Holdings or options in respect thereof from employees, officers or directors of Holdings or any of its Subsidiaries or their estates or authorized representatives upon the death, disability or termination of employment of such employees, officers or directors; provided, that the aggregate price paid for all such redeemed or repurchased Common Stock may not exceed $10.0 million in any fiscal year; provided, further that the amount available in any given fiscal year shall be increased by the excess, if any, of (i) $10.0 million over (ii) the amount used pursuant to this clause (4) in the immediately preceding two fiscal years; provided, further, that the amount available in any given fiscal year shall be increased in an amount not to exceed the cash proceeds from the issue or sale of Qualified Capital Stock to any such employees, officers or directors during such fiscal year to the extent proceeds from the issue or sale of such Qualified Capital Stock have not otherwise been applied to make Restricted Payments;

(5) the making of distributions, loans or advances in an amount not to exceed $5.0 million per annum sufficient to permit Holdings to pay the ordinary operating expenses of Holdings;

(6) the payment of any amounts pursuant to the Tax Sharing Agreement;

(7) in the event that Del Monte Corporation has not realized cash from the proceeds of the payment, sale or disposition of any non-cash consideration referred to in clauses (iii)(w), (iii)(x) and (iii)(y)(2) of the immediately preceding paragraph, Restricted Payments permitted by reason of such non-cash consideration; provided that such Restricted Payments may be made only in kind of the noncash consideration so received;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Capital Stock of Del Monte Corporation issued on or after the Issue Date in compliance with the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness;”

(9) the payment of any dividend by a Restricted Subsidiary of Del Monte Corporation to the holders of its Common Stock on a pro rata basis; and

(10) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $75.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to December 20, 2002 in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (4), (7), (8), (9), to the extent not paid to Del Monte Corporation or its Restricted Subsidiaries, and (10) shall be included in such calculation and amounts expended pursuant to clauses (2), (3), (5), and (6) shall be excluded from such calculation.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Del Monte Corporation or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant for a Restricted Payment or any series of related Restricted Payments will be determined by (a) senior management of Del Monte Corporation if the value of the assets or securities transferred or issued in such Restricted Payment or series of related Restricted Payments is less than $10.0 million or (b) in all other cases, the Board of Directors of Del Monte Corporation.
      Not later than the date of making any Restricted Payment, Del Monte Corporation shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Del Monte Corporation’s or Holdings’ latest available internal quarterly financial statements. The Trustee shall have no duty or obligation to recalculate or otherwise verify the accuracy of the calculations set forth in any such Officers’ Certificate.

Limitation on Asset Sales
      Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) Del Monte Corporation or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale (including by way of relief from or by any Person assuming responsibility for any liabilities, contingent or otherwise) at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of (in each case as determined in good faith by Del Monte Corporation’s Board of Directors or, in the case of an Asset Sale or series of related Asset Sales having a fair market value of less than $35.0 million, senior management),

(ii) at least 75% of the consideration received by Del Monte Corporation or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided that

(A) the amount of any liabilities (as shown on Del Monte Corporation’s or such Restricted Subsidiary’s most recent balance sheet) of Del Monte Corporation or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets,

(B) the fair market value of any marketable securities received by Del Monte Corporation or a Restricted Subsidiary in exchange for any such assets that are converted into cash within 180 days after such Asset Sale,

(C) cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale, and

(D) any Designated Noncash Consideration received by Del Monte Corporation or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, when taken together with all other Designated Noncash Consideration received pursuant to this clause (D) since the Issue Date that is at that time outstanding, not to exceed 10% of the Consolidated Net Tangible Assets of Del Monte Corporation based on its most recent available internal consolidated balance sheet at the time of the receipt of such Designated Noncash Consideration from such Asset Sale (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further, that Del Monte Corporation and its Restricted Subsidiaries may make Asset Sales not exceeding $40.0 million in the aggregate in each year for non-cash consideration; and

(iii) in the event and to the extent that the Net Cash Proceeds received by Del Monte Corporation or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 10% of Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which an internal consolidated balance sheet of Del Monte Corporation and its Subsidiaries has been prepared), then Del Monte Corporation shall or shall cause the relevant Restricted Subsidiary, within 360 days after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Tangible Assets, to apply such excess Net Cash Proceeds:

(A) to prepay any (x) Senior Debt, (y) Guarantor Senior Debt or (z) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness of such Restricted Subsidiary owed to Holdings, Del Monte Corporation or any of its Restricted Subsidiaries, and, in the case of any prepaid Senior Debt, Guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,

(B) to make an Investment (or enter into a definitive agreement committing to so invest within 360 days after the date of such agreement and to make such Investment as provided in such agreement) in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of Del Monte Corporation and its Restricted Subsidiaries as it exists on the date of such Asset Sale or in businesses that are the same as such business of Del Monte Corporation and its Restricted Subsidiaries on the date of such Asset Sale or similar or reasonably related thereto (“Replacement Assets”), or

(C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

Pending the final application of such Net Cash Proceeds, Del Monte Corporation or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents, in each case in a manner not prohibited by the Indenture. Subject to the last sentence of this paragraph, on the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of Del Monte Corporation or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (iii)(A), (iii)(B) or (iii)(C) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied (or committed to be applied pursuant to a definitive agreement as described above) on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by Del Monte Corporation or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of Del Monte Corporation ranking pari passu with the Notes in right of payment and which has similar provisions requiring Del Monte Corporation either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon, if any, to the Net Proceeds Offer Payment Date; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. Del Monte Corporation may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $25.0 million).
      In the event of the transfer of substantially all (but not all) of the property and assets of Del Monte Corporation and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the covenant described under “— Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of Del Monte Corporation and its Restricted Subsidiaries

not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Del Monte Corporation or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.
      Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, Del Monte Corporation may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.
      Del Monte Corporation or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, Del Monte Corporation or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.
      Notwithstanding the foregoing, Del Monte Corporation and its Restricted Subsidiaries will be permitted to consummate an Asset Swap if:

(i) at the time of entering into such Asset Swap or immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof, and

(ii) in the event that such Asset Swap involves an aggregate amount in excess of $25.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Del Monte Corporation.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries
      Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Del Monte Corporation to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances or to pay any Indebtedness or other obligation owed to Del Monte Corporation or any other Restricted Subsidiary of Del Monte Corporation; or

(c) transfer any of its property or assets to Del Monte Corporation or any other Restricted Subsidiary of Del Monte Corporation.

      The preceding provisions will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order (including agreements with regulatory authorities);

(2) the Indenture, including any Guarantee;

(3) customary net worth and non-assignment provisions of any lease, license or other contract;

(4) any agreement or other instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5) any agreement or other instrument of a Person acquired by Del Monte Corporation or a Restricted Subsidiary in existence at the time of such acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, so long as the agreement containing the restriction does not violate any other provision of the Indenture;

(6) agreements existing on the Issue Date (including, without limitation, the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under “— Limitation on Incurrence of Additional Indebtedness” above and “— Limitation on Liens” below that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes encumbrances or restrictions of the nature described in clause (c) above;

(9) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the assets or Capital Stock of such Restricted Subsidiary;

(10) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture;

(11) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable, taken as a whole, to Del Monte Corporation as determined by the Board of Directors of Del Monte Corporation in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5) or (6); and

(12) Standard Securitization Undertakings relating to a Receivables Subsidiary or Special Purpose Vehicle.

Limitation on Preferred Stock of Restricted Subsidiaries
      Del Monte Corporation will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary or a Special Purpose Vehicle) to issue any Preferred Stock (other than to Del Monte Corporation or to a Wholly Owned Restricted Subsidiary of Del Monte Corporation) or permit any Person (other than Del Monte Corporation or a Wholly Owned Restricted Subsidiary of Del Monte Corporation) to own any Preferred Stock of any Restricted Subsidiary of Del Monte Corporation (other than a Receivables Subsidiary or a Special Purpose Vehicle).

Limitation on Liens
      Del Monte Corporation will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of Del Monte Corporation or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom for purposes of security unless:

(i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds or such right to receive income or profits, as the case may be, that is senior in priority to such Liens and

(ii) in all other cases, the Notes are equally and ratably secured;
provided, however, that the preceding provisions will not apply to the following Liens:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing Senior Debt, Guarantor Senior Debt or any guarantees of Senior Debt by any Subsidiary Guarantor;

(C) Liens securing the Notes;

(D) Liens of Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation on assets of any Restricted Subsidiary of Del Monte Corporation;

(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens

(1) Are Not Materially Less Favorable To The Holders And Are Not Materially More Favorable To The Lienholders With Respect To Such Liens Than The Liens In Respect Of The Indebtedness Being Refinanced And

(2) Do not extend to or cover any property or assets of Del Monte Corporation or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(F) Liens securing other Indebtedness or other obligations as long as the amount of outstanding Indebtedness or other obligations secured by such Liens do not exceed $15.0 million at any one time outstanding; and

(G) Permitted Liens.

Prohibition on Incurrence of Senior Subordinated Debt
      Del Monte Corporation will not incur or suffer to exist any Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of Del Monte Corporation. Del Monte Corporation will not cause or permit any Subsidiary Guarantor to incur or suffer to exist any Indebtedness (including any guarantee) that is senior in right of payment to the Guarantee of such Subsidiary Guarantor and subordinate in right of payment to any other Indebtedness (including any other guarantee) of such Subsidiary Guarantor.

Restriction of Lines of Business to Food, Food Distribution and Related Businesses
      Del Monte Corporation shall not, and shall not permit any Restricted Subsidiary to, engage in any material business activity except for food, food distribution and related businesses.

Merger, Consolidation and Sale of Assets
      (a) Del Monte Corporation will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Del Monte Corporation to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Del Monte Corporation’s assets (determined on a consolidated basis for Del Monte Corporation and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

(i) either:

(1) Del Monte Corporation shall be the surviving or continuing corporation or

(2) the Person (if other than Del Monte Corporation) formed by such consolidation or into which Del Monte Corporation is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Del Monte Corporation and its Restricted Subsidiaries as an entirety or substantially as an entirety (the “Surviving Entity”)

(x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of Del Monte Corporation to be performed or observed;

(ii) immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (a) Del Monte Corporation or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness,” or (b) the Consolidated Fixed Charge Coverage Ratio of the Surviving Entity shall not be less than the Consolidated Fixed Charge Coverage Ratio of Del Monte Corporation and its Restricted Subsidiaries immediately prior to such transaction or series of transactions; provided, however, that this clause (ii) shall no longer be applicable during any Suspension Period;

(iii) immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iv) Del Monte Corporation or such Surviving Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.
      Notwithstanding the foregoing, the merger of Del Monte Corporation with an Affiliate incorporated solely for the purpose of reincorporating Del Monte Corporation in another jurisdiction shall be permitted without regard to clause (ii) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Del Monte Corporation the Capital Stock of which constitutes all or substantially all of the properties and assets of Del Monte Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of Del Monte Corporation.
      The Indenture provides that upon any consolidation or merger of Del Monte Corporation or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Del

Monte Corporation in accordance with the foregoing in which Del Monte Corporation is not the continuing corporation, the successor Person formed by such consolidation or into which Del Monte Corporation is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Del Monte Corporation under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such; provided, however, that Del Monte Corporation shall not be released from its obligations under the Indenture or the Notes in the case of a lease.
      (b) Holdings will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Holdings’ assets (determined on a consolidated basis for Holdings and its Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:

(i) either:

(1) Holdings shall be the surviving or continuing corporation, or

(2) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Holdings as an entirety or substantially as an entirety (the “Surviving Parent Entity”)

(x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the obligations of Holdings of the due and punctual payment of the principal of and premium, if any, and interest (including, without limitation, any Additional Interest) on the Notes and all of Holdings’ obligations under the Indenture, including its Guarantee;

(ii) Holdings or such Surviving Parent Entity, as the case may be, shall not, immediately after giving effect to such transaction or series of transactions, be in default in the performance of any covenants or obligations of Holdings or Surviving Parent Entity under the Indenture, including its Guarantee; and

(iii) Holdings or such Surviving Parent Entity, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Holdings, the Capital Stock of which constitutes all or substantially all of the properties and assets of Holdings, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.
      Notwithstanding the foregoing, the merger of Holdings with and into Del Monte Corporation shall be permitted without regard to compliance with the covenant described in the second preceding paragraph; provided that such merger shall be permitted pursuant to and shall comply with the provisions of clause (a) of this covenant.
      The Indenture provides that upon any consolidation or merger of Holdings or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holdings in accordance with the foregoing in which Holdings is not the continuing corporation, the successor Person formed by such consolidation or into which Holdings is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture, including its Guarantee, with the same effect as if such Surviving Parent Entity had been named as such; provided, however, that Holdings shall not be released from its obligations under the Indenture, including its Guarantee, in the case of a lease.
      (c) Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Indenture) will not, and Del Monte Corporation will not cause or permit any Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Indenture) to, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than Del Monte Corporation or any other Subsidiary Guarantor unless:

(i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on its Guarantee;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Del Monte Corporation could satisfy the provisions of clause (a)(ii) of this covenant.

Limitations on Transactions with Affiliates
      (a) Del Monte Corporation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable to Del Monte Corporation or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Del Monte Corporation or such Restricted Subsidiary.
      All Affiliate Transactions (and each series of related Affiliate Transactions which are part of a common plan) involving aggregate payments or other property with a fair market value in excess of $20.0 million shall be approved by the Board of Directors of Del Monte Corporation or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value or payments to an Affiliate, as the case may be, of more than $50.0 million, Del Monte Corporation or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Del Monte Corporation or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.
      (b) The restrictions set forth in clause (a) shall not apply to:

(i) reasonable fees and compensation paid to (including issuances and grant of securities and stock options, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation as determined in good faith by Del Monte Corporation’s Board of Directors or senior management;

(ii) transactions between or among Del Monte Corporation and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

(iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, as determined in good faith by Del Monte Corporation’s Board of Directors, in any material respect than the original agreement as in effect on the Issue Date);

(iv) (x) Restricted Payments that are permitted under the provisions of the Indenture described above under “— Limitation on Restricted Payments” and (y) Permitted Investments in Affiliates of Del Monte Corporation that are Affiliates solely because Del Monte Corporation, directly or indirectly, owns Capital Stock of, or controls, such Person;

(v) the issuance of Qualified Capital Stock of Del Monte Corporation or any Restricted Subsidiary;

(vi) loans or advances to employees and officers of Del Monte Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $15.0 million at any one time outstanding;

(vii) transactions permitted by, and complying with, the provisions of the covenants described under “— Merger, Consolidation and Sale of Assets;”

(viii) transactions with suppliers or other purchasers or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to Del Monte Corporation in the good faith determination of the Board of Directors of Del Monte Corporation or the senior management thereof and on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix) any reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Del Monte corporation or a Restricted Subsidiary; and

(x) Qualified Receivables Transactions.

Limitation on Guarantees by Domestic Restricted Subsidiaries
      Del Monte Corporation will not permit any of its domestic Restricted Subsidiaries that are not Subsidiary Guarantors, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Del Monte Corporation or any other Restricted Subsidiary (other than Permitted Indebtedness of a Restricted Subsidiary), unless, in any such case, such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture to the Indenture, providing a Guarantee of such Restricted Subsidiary substantially similar to the Guarantee of the Subsidiary Guarantors described above under “— Guarantee,” which Guarantee shall be a senior subordinated obligation of such Restricted Subsidiary and shall be subordinated in right of payment to all Guarantor Senior Debt of such Restricted Subsidiary on terms substantially similar to those described under “— Subordination.” Neither Del Monte Corporation nor any such Restricted Subsidiary shall be required to make a notation on the Notes to reflect any such subsequent Guarantee. Nothing contained in this paragraph shall be construed to permit any Restricted Subsidiary of Del Monte Corporation to incur Indebtedness otherwise prohibited by the Indenture or the Credit Agreement.
      Each Guarantee of a Restricted Subsidiary will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by such Restricted Subsidiary without rendering such Guarantee, as it relates to such Restricted Subsidiary, void or voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or other similar laws affecting the rights of creditors generally.
      Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(i) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the second preceding paragraph; or

(ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of Del Monte Corporation of all of Del Monte Corporation’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that

(a) such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the Indenture, and

(b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Reports to Holders
      The Indenture provides that so long as the Notes are outstanding Del Monte Corporation will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which Del Monte Corporation is required to file with the SEC, pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that Del Monte Corporation may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding Del Monte Corporation will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. For purposes of the foregoing provisions of this paragraph, so long as:

(1) Holdings owns all of the issued and outstanding Capital Stock of Del Monte Corporation;

(2) the aggregate amount of all Investments made by Holdings in any Persons other than Del Monte Corporation and its Restricted Subsidiaries does not in the aggregate exceed $5.0 million at any time outstanding; and

(3) Del Monte Corporation is not required to file separate reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;
the filing and delivery of reports, information or documents which Holdings is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act in accordance with the foregoing provisions of this paragraph will satisfy Del Monte Corporation’s obligations under this paragraph. To the extent permitted by the Trust Indenture Act Section 314(a), each of Del Monte Corporation and Holdings, as the case may be, will be deemed to have provided such reports to the Trustee if it has filed such reports with the SEC via the Edgar filing system (or any electronic filing system that is a successor thereto). Del Monte Corporation will also comply with the other provisions of Trust Indenture Act Section 314(a).

Rule 144A Information.
      The Indenture provides that, if and to the extent required to permit resales or other transfers of the Notes to be made pursuant to Rule 144A, Del Monte Corporation will prepare and will furnish to any

Holder of Notes, any beneficial owner of Notes (including, without limitation, any owner of a beneficial interest in a global Note) and any prospective purchaser or other prospective transferee of Notes designated by a Holder or beneficial owner of Notes, promptly upon request and at the expense of Del Monte Corporation, the financial statements and other information specified in Rule 144A(d)(4) (or any successor provision thereto).
      Under interpretations by the SEC, Del Monte Corporation is not currently required to provide the information described in the foregoing paragraph. Instead the SEC has taken the position that, because the Notes are guaranteed by Holdings, the informational requirements of Rule 144A are deemed to have been satisfied by Holdings’ filing with the SEC of the annual and quarterly reports and other information required by Sections 13 or 15(d) of the Exchange Act.
Events of Default
      The following events are defined in the Indenture as “Events of Default”:

(i) the failure to pay interest (including, without limitation, any Additional Interest) on any Note when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

(ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); or

(iii) a default by Del Monte Corporation, Holdings or any Subsidiary Guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is received by Del Monte Corporation from the Trustee or by Del Monte Corporation and the Trustee from the Holders of at least 25% of the outstanding principal amount of the Notes; or

(iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness for borrowed money of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation or the acceleration of the final stated maturity of any such Indebtedness, in either case, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $35.0 million or more at any time; or

(v) one or more judgments for the payment of money in an aggregate amount in excess of $35.0 million (to the extent not covered by insurance) shall have been rendered against Del Monte Corporation or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

(vi) the failure of a Guarantee of the Notes given by a Guarantor to be in full force and effect (except if such Guarantee shall have been released and discharged pursuant to the terms of the Indenture) or the denial or disaffirmation of such obligations by a Guarantor; or

(vii) certain events of bankruptcy affecting Del Monte Corporation or any of its Significant Subsidiaries.
      If an Event of Default (other than an Event of Default specified in clause (vii) above with respect to Del Monte Corporation) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to Del Monte Corporation and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same

(i) shall become immediately due and payable; or

(ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five Business Days after receipt by Del Monte Corporation and the Representative under the Credit Agreement of such Acceleration Notice, but only if such Event of Default is then continuing.
      If an Event of Default specified in clause (vii) above with respect to Del Monte Corporation occurs and is continuing, then all unpaid principal of and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
      If an Event of Default specified in clause (iv) above has occurred and is continuing, such Event of Default shall be automatically annulled if the payment default triggering such Event of Default pursuant to clause (iv) above shall be remedied or cured by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation or waived by the holders of the relevant Indebtedness within 60 days of its occurrence and all other Events of Default, if any, under the Indenture have been cured or waived.
      The Indenture provides that, at any time after the delivery of an Acceleration Notice with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences:

(i) if the rescission would not conflict with any judgment or decree;

(ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal which has become due otherwise than by such declaration of acceleration has been paid;

(iv) if Del Monte Corporation has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and any other amounts due the Trustee under the Indenture; and

(v) in the event of the cure or waiver of an Event of Default of the type described in clause (vii) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.
      No such rescission shall affect any subsequent Default or impair any right consequent thereto.
      The Holders of a majority in principal amount of the outstanding Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any Notes.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
      Under the Indenture, Del Monte Corporation is required to provide an Officers’ Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee or stockholder of Del Monte Corporation, as such, shall have any liability for any obligations of Del Monte Corporation under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The foregoing provisions do not relate to the liability of Holdings as a Guarantor.
Legal Defeasance and Covenant Defeasance
      Del Monte Corporation may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that Del Monte Corporation shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all of its other obligations under the Notes and the Indentures, and the Holders of the Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture, provided that the following provisions of the Indenture shall survive unless otherwise terminated pursuant to the Indenture:

(i) the rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due;

(ii) Del Monte Corporation’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(iii) the rights, powers, trust, duties and immunities of the Trustee and Del Monte Corporation’s obligations in connection therewith; and

(iv) the Legal Defeasance provisions of the Indenture.
      In addition, Del Monte Corporation may, at its option and at any time, elect to have the obligations of Del Monte Corporation released with respect to the covenants in the Indenture described above under “— Change of Control Triggering Event” and “— Certain Covenants” (other than the covenant appearing under “— Reports to Holders”) (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, the events described in clauses (iii), (iv) and (v) of the first paragraph under “— Events of Default” above will no longer constitute Events of Default with respect to the Notes, and the Holders of Notes shall cease to be subject to the rights of any holder of Senior Debt under the subordination provisions of the Indenture.
      In order to exercise either Legal Defeasance or Covenant Defeasance,

(i) Del Monte Corporation must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(ii) in the case of Legal Defeasance, Del Monte Corporation shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that

(A) Del Monte Corporation has received from, or there has been published by, the Internal Revenue Service a ruling or

(B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, Del Monte Corporation shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default arising under clause (iii) of the definition of that term and resulting solely from the incurrence of Indebtedness the proceeds of which will be used to defease the Notes concurrently with such incurrence) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be satisfied and such Legal Defeasance or Covenant Defeasance, as the case may be, shall not be effective until expiration of such 91 day period);

(v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Del Monte Corporation or any of its Subsidiaries is a party or by which Del Monte Corporation or any of its Subsidiaries is bound;

(vi) Del Monte Corporation shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by Del Monte Corporation with the intent of preferring the Holders over any other creditors of Del Monte Corporation or with the intent of defeating, hindering, delaying or defrauding any other creditors of Del Monte Corporation or others;

(vii) Del Monte Corporation shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(viii) Del Monte Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that

(A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture, and

(B) assuming no intervening bankruptcy of Del Monte Corporation between the date of deposit and the 91st day following the deposit and that no Holder is an insider of Del Monte Corporation, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(ix) if the cash or U.S. Government Obligations or combination thereof, as the case may be, deposited under subparagraph (i) above are sufficient to pay the principal of, premium, if any, and interest on the Notes provided the Notes are redeemed on a particular redemption date, Del Monte Corporation shall have given the Trustee irrevocable instructions to redeem the Notes on that redemption date and to provide notice of that redemption to Holders as provided in the Indenture; and

(x) certain other customary conditions precedent are satisfied.

      If Del Monte Corporation effects Covenant Defeasance and the Notes are declared due and payable because of the occurrence of an Event of Default (other than an Event of Default which has ceased to be applicable because of such Covenant Defeasance or resulting from breach of a covenant as to which there has been Covenant Defeasance), the amount of cash and U.S. Government Obligations deposited to effect Covenant Defeasance may not be sufficient to pay amounts due on the Notes at the time of any acceleration resulting from that Event of Default. However, Del Monte Corporation would remain liable to make payment of those amounts due at the time of acceleration.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:
      (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Del Monte Corporation and thereafter repaid to Del Monte Corporation as provided in the Indenture) have been delivered to the Registrar for cancellation, and

(i) Del Monte Corporation has paid all sums payable under the Indenture by Del Monte Corporation, and

(ii) Del Monte Corporation has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; or

(b) Del Monte Corporation shall have given notice of redemption of all of the Notes or all of the Notes shall have otherwise become due and payable, and

(i) Del Monte Corporation has irrevocably deposited or caused to be deposited with the Trustee or another trustee funds in an amount sufficient to pay the principal of, premium, if any, and interest on the outstanding Notes to maturity or redemption, as the case may be, together with irrevocable instructions from Del Monte Corporation directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be (and, upon such deposit and the satisfaction of the other conditions precedent set forth in this subparagraph (b), the funds so deposited shall not be subject to the rights of holders of Senior Debt pursuant to the subordination provisions of the Indenture);

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which Del Monte Corporation is a party or by which it is bound;

(iii) Del Monte Corporation has paid all other sums payable under the Indenture by Del Monte Corporation; and

(iv) Del Monte Corporation has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Modification of the Indenture
      From time to time, Del Monte Corporation and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes. These specified purposes include the following:

(1) to cure ambiguities, correct inconsistencies and add other provisions with respect to matters or questions arising under the Indenture, provided such actions do not adversely affect the interests of the Holders in any material respect;

(2) to comply with the provisions described above under “— Certain Covenants — Merger, Consolidation and Sale of Assets;”

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to make any change that would provide any additional benefit or rights to the Holders;

(6) to provide for the issuance of the Exchange Notes;

(7) to add a Guarantor;

(8) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(9) to secure the Notes;

(10) to add to the covenants of Del Monte Corporation or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon Del Monte Corporation or any Guarantor;

(11) to make any other change that does not, in the good faith judgment of the Board of Directors of Del Monte Corporation, adversely affect in any material respect the rights of Holders under the Indenture; and

(12) to conform the Indenture or the Notes to this “Description of the Exchange Notes;”
provided that Del Monte Corporation has delivered to the Trustee an Opinion of Counsel stating that such amendment or supplement complies with the applicable provisions of the Indenture.
      Other modifications and amendments of the Indenture may be made, and compliance by the Del Monte Corporation with any provision of the Indenture or the Notes may be waived, with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(i) reduce the amount of Notes whose Holders must consent to an amendment or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Additional Interest, if any, on any Notes;

(iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv) make any Notes payable in money other than that stated in the Notes;

(v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment;

(vi) change the price payable by Del Monte Corporation for Notes repurchased pursuant to the provisions described above under “— Change of Control Triggering Event” and “— Certain Covenants — Limitation on Asset Sales” or after the occurrence of a Change of Control Triggering Event, modify or change in any material respect the obligation of Del Monte Corporation or Holdings to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto; or

(vii) waive a default in the payment of principal of or interest on any Note; provided that this clause (vii) shall not limit the right of the Holders of a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an Acceleration Notice as described above under “— Events of Default.”

      In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.
Governing Law
      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
      The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Del Monte Corporation, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.
Exchange Offer; Registration Rights
      The Outstanding Notes are entitled to the benefit of the Registration Rights Agreement. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Registration Rights Agreement, including the definitions set forth therein. A copy of the Registration Rights Agreement is filed as Exhibit 4.3 to Holdings’ Current Report on Form 8-K filed on February 11, 2005. You should read the Registration Rights Agreement in its entirety.
      In the Registration Rights Agreement, Del Monte Corporation, Holdings and the Subsidiary Guarantors have agreed with the placement agents, for the benefit of the Holders of the Notes, that Del Monte Corporation and Holdings will use their commercially reasonable efforts, at their cost, to file and cause to become effective a registration statement on an appropriate registration form (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the Outstanding Notes for the Exchange Notes, which Exchange Notes will have terms substantially identical in all material respects to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will not be subject to the increase in annual interest rate described below).
      Promptly after the Exchange Offer Registration Statement is declared effective, Del Monte Corporation shall commence the Exchange Offer. The Exchange Offer will remain open for not less than 20 Business Days after the date Del Monte Corporation mails notice of the Exchange Offer to Holders. For each Outstanding Note surrendered to Del Monte Corporation pursuant to the Exchange Offer, the Holder who surrendered that Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. Interest on each Exchange Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the most recent date to which interest has been paid on the Outstanding Note surrendered in exchange therefor. If Del Monte Corporation effects the Exchange Offer, Del Monte Corporation will be entitled to close the Exchange Offer 20 Business Days after the commencement of the Exchange Offer. Outstanding Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement and will remain subject to transfer restrictions.
      In the event that applicable interpretations of the staff of the SEC do not permit Del Monte Corporation to effect the Exchange Offer, or under certain other circumstances, Del Monte Corporation and Holdings shall, at their cost, use their commercially reasonable efforts to cause to become effective a shelf registration statement (the “Shelf Registration Statement”) with respect to resales of the Outstanding Notes and to keep such Shelf Registration Statement effective until such time as the Outstanding Notes are eligible for resale pursuant to Rule 144(k) under the Securities Act or such shorter period that will terminate when all Outstanding Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. Del Monte Corporation shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the Outstanding Notes has become effective and take certain other actions as are required to permit resales of the Notes. A Holder that sells its Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).
      In the event that the Exchange Offer is not consummated on or prior to February 8, 2006, the annual interest rate borne by the Outstanding Notes will be increased by .5% until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.
Book-Entry; Delivery and Form
      Outstanding Notes were offered and sold to qualified institutional buyers (“QIBs”) in reliance on Rule 144A (“Restricted Global Notes”) or, if offered and sold in offshore transactions, in reliance on Regulation S (“Regulation S Global Notes”), in registered, global form, without interest coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Regulation S Global Notes were deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear Bank S.A./ N.V. (as operator of the Euroclear system, “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream”). The Restricted Global Notes were deposited with the Trustee as custodian for, and each registered in the name of a nominee of, DTC.
      The Outstanding Notes were issued in definitive, fully registered form and are subject to certain restrictions on transfer set forth in the Outstanding Notes.
      Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global Note is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Restricted Global Note or a Regulation S Global Note is shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.
      Investors may hold their interests in a Regulation S Global Note directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Clearstream or Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.
      Exchange Notes issued in exchange for Outstanding Notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form

(the “Exchange Global Note” and together with the Restricted Global Notes and the Regulation S Global Notes, the “Global Notes”), which will be registered in the name DTC, or its nominee, on behalf of persons who receive Exchange Notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.
      Exchange Notes issued in exchange for Outstanding Notes will be issued, upon request, in fully registered form, but otherwise such holders will only be entitled to registration of their respective Exchange Notes in book-entry form under the Exchange Global Note.
      So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.
      Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Del Monte Corporation, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      Del Monte Corporation expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Del Monte Corporation also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Del Monte Corporation expects that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Notes in registered form without interest coupons (“Certificated Notes”), which it will distribute to its participants and which may be subject to transfer restrictions.
      Del Monte Corporation understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Del Monte Corporation nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Del Monte Corporation within 90 days, Del Monte Corporation will issue Certificated Notes, which may be subject to transfer restrictions in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may be subject to transfer restrictions in accordance with the DTC’s rules and procedures in addition to those provided for under the Indenture.
Certain Definitions
      Set forth below is a summary of some of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all of those terms, as well as other terms used in this “Description of the Exchange Notes” for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Del Monte Corporation or at the time it merges or consolidates with or into Del Monte Corporation or any of its Restricted Subsidiaries or assumed by Del Monte Corporation or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Del Monte Corporation or such acquisition, merger or consolidation.
      “Additional Interest” means additional interest, if any, which may be payable on the Notes as described under “— Exchange Offer; Registration Rights.”
      “Additional Notes” means Notes, if any, issued under the Indenture after the Issue Date, other than Exchange Notes.
      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
      “Asset Acquisition” means:

(a) an Investment by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Del Monte Corporation, or shall be merged or consolidated with or into Del Monte Corporation or

(b) the acquisition by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation of the assets of any Person (other than a Restricted Subsidiary of Del Monte Corporation) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Del Monte Corporation or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation of:

(a) any Capital Stock of any Restricted Subsidiary of Del Monte Corporation; or

(b) any other property or assets of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

(i) a transaction or series of related transactions for which Del Monte Corporation or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Del Monte Corporation as permitted under “— Certain Covenants — Merger, Consolidation and Sale of Assets;”

(iii) the grant of Liens permitted by the covenant described under “— Certain Covenants — Limitation on Liens” above;

(iv) the sale or transfer of Receivables Program Assets in connection with a Qualified Receivables Transaction;

(v) the sale or transfer of certain assets identified in a schedule to the Indenture as being held for disposition;

(vi) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(vii) Restricted Payments or Permitted Investments otherwise permitted by the Indenture.
      “Asset Swap” means the execution of a definitive agreement, subject only to customary closing conditions that Del Monte Corporation in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of assets (of a kind used or usable by Del Monte Corporation and its Restricted Subsidiaries in their business as it exists on the date thereof, or in businesses that are the same as such business of Del Monte Corporation and its Restricted Subsidiaries on the date thereof or similar or reasonably related thereto) between Del Monte Corporation or any of its Restricted Subsidiaries and another Person or group of affiliated Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.
      “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.
      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
      “Borrowing Base” means as of any date, an amount, determined on a consolidated basis and in accordance with GAAP, equal to the sum of (i) 70% of the aggregate book value of inventory plus (ii) 85% of the aggregate book value of all accounts receivable (net of bad debt reserves) of Del Monte Corporation and its Restricted Subsidiaries. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, Del Monte Corporation shall use the most recent available information for purposes of calculating the Borrowing Base.
      “Business Day” means a day that is not a Legal Holiday.
      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Capital Stock” means:

(i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class or series of Common Stock and Preferred Stock of such Person and

(ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
      “Cash Equivalents” means:

(i) obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof, and in each case backed by the full faith and credit of the United States and maturing within one year from the date of acquisition thereof;

(ii) obligations issued or fully guaranteed by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

(iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and

(vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.
      “Change of Control” means the occurrence of one or more of the following events:

(i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Del Monte Corporation or Holdings to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(ii) the approval by the holders of Capital Stock of Del Monte Corporation or Holdings, as the case may be, of any plan or proposal for the liquidation or dissolution of Del Monte Corporation or Holdings, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

(iii) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock (the “Voting Stock”) of Del Monte Corporation or Holdings; or

(iv) the replacement of a majority of the Board of Directors of Del Monte Corporation or Holdings over a two-year period from the directors who constituted the Board of Directors of Del Monte Corporation or Holdings, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Del Monte Corporation or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

      “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the Notes.
      “Common Stock” of any Person means any and all shares, interests or other participations in and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(i) Consolidated Net Income, and

(ii) to the extent Consolidated Net Income has been reduced thereby,

(A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period,

(B) Consolidated Interest Expense, and

(C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.
      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to the Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

(ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions which, in the reasonable and good faith judgment of Del Monte Corporation’s senior management, will result from such Asset Sale or Asset Acquisition attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.
If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of the “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness in effect during the preceding 12-month period ending on the Transaction Date,

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements,

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate as such Person may designate, and

(4) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP and as reflected in such Person’s financial statements.
      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of:

(i) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs), plus

(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) of:

(i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(A) any amortization of debt discount and amortization or write-off of deferred financing costs,

(B) the net costs under Interest Swap Obligations,

(C) all capitalized interest,

(D) the interest portion of any deferred payment obligation,

(E) dividends paid in respect of Disqualified Capital Stock,

(F) net payments (whether positive or negative) pursuant to Interest Swap Obligations; and

(ii) the interest component of Capitalized Lease Obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Interest Expense of Del Monte Corporation shall include the interest expense of a Person only to the extent that the net income of such Person is included in the Consolidated Net Income of Del Monte Corporation.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(a) after-tax gains or losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(b) after-tax items classified as extraordinary or nonrecurring gains or losses;

(c) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with or into the referent Person or any Restricted Subsidiary of the referent Person;

(d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is at the time of determination restricted, directly or indirectly, by a contract, operation of law or otherwise;

(e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.
      Notwithstanding the foregoing, “Consolidated Net Income” shall be calculated without giving effect to:

(i) any premiums, fees or expenses incurred and any amortization of premiums, fees or expenses incurred in connection with (A) the offering of the Notes and any related financing (including, without limitation, the Credit Agreement) or (B) repayment or repurchase of Indebtedness; and

(ii) the amortization, depreciation, or non-cash charge of any amounts required or permitted by Statements of Financial Accounting Standards (SFAS) 141 and 142.
      “Consolidated Net Tangible Assets” means, as of any date, the total amount of assets of Del Monte Corporation and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), net of any write-ups of capital assets, other than write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting therefrom

(a) all current liabilities of Del Monte Corporation and its Restricted Subsidiaries (excluding intercompany items), and

(b) all deferred tax assets, goodwill, trade names, trademarks, copyrights, patents, unamortized debt discount and expense, and all other items which would be treated as intangibles, in each case as shown on a consolidated balance sheet of Del Monte Corporation and its Restricted Subsidiaries prepared in accordance with GAAP.
      “Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization, exchange or translation losses on foreign currencies and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with

GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).
      “Credit Agreement” means (a)(i) the Credit Agreement dated as of December 20, 2002 among Del Monte Corporation and the financial institutions named therein, and (ii) the Credit Agreement to be entered into among Del Monte Corporation, Holdings and the financial institutions named therein to be entered into in connection with the refinancing of which the issuance of the Notes is a part, and in each of cases (i) and (ii) above, any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time) and (b) in each case as specified in clause (a) above, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including, without limitation, increasing the amount of available borrowings or other Indebtedness thereunder (provided that such increase in borrowings is permitted by the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above).
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation against fluctuations in currency values.
      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
      “Designated Noncash Consideration” means any non-cash consideration received by Del Monte Corporation or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of Del Monte Corporation or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Noncash Consideration will cease to be considered to be outstanding once cash or Cash Equivalents have been received by Del Monte Corporation or a Restricted Subsidiary in exchange therefor as proceeds or payments. Promptly after receipt of any Designated Noncash Consideration, Del Monte Corporation shall deliver such Officers’ Certificate to the Trustee, together with a Board Resolution of Del Monte Corporation stating the fair market value of such Designated Noncash Consideration and the basis of such valuation, which shall be a report or opinion of an Independent Financial Advisor with respect to the receipt in one transaction or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $25.0 million.
      “Designated Senior Debt” means:

(i) Indebtedness of Del Monte Corporation under or in respect of the Credit Agreement; and

(ii) any other Indebtedness of Del Monte Corporation constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least $75.0 million and is specifically designated by Del Monte Corporation in the instrument evidencing such Senior Debt as “Designated Senior Debt.”
      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in each case on or prior to the final maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Del Monte Corporation or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Del Monte Corporation in order to satisfy applicable statutory or regulatory obligations.

      “Equity Offering” means (a) any sale of Qualified Capital Stock of Holdings or Del Monte Corporation; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of Del Monte Corporation the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the Notes to be redeemed as described under “— Redemption — Optional Redemption upon Equity Offerings.”
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
      “Existing Notes” means the 9 1/4% Senior Subordinated Notes Due 2011 and the 8?% Senior Subordinated Notes due 2012 issued by Del Monte Corporation.
      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
      “Four Quarter Period” has the meaning specified in the definition of “Consolidated Fixed Charge Coverage Ratio” above.
      “GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may have been approved by a significant segment of the accounting profession as of the Issue Date.
      “Guarantee” means the guarantee of the obligations of Del Monte Corporation under the Indenture and the Notes by Holdings or any Subsidiary Guarantor and shall include, in the case of any Guarantor, any guarantee of such Guarantor which is endorsed on the Notes.
      “Guarantor” means each of Holdings, any Subsidiary Guarantor that guarantees the Notes on the Issue Date and any other Restricted Subsidiary that executes a Guarantee pursuant to the covenant described under “— Certain Covenants — Limitation on Guarantees by Domestic Restricted Subsidiaries,” each until a successor replaces it pursuant to the Indenture and thereafter means such successor. A Restricted Subsidiary whose Guarantee has terminated pursuant to the Indenture shall cease to be a Guarantor effective as of such termination.
      “Guarantor Designated Senior Debt” means, with respect to any Guarantor:

(i) Indebtedness of such Guarantor under or in respect of the Credit Agreement; and

(ii) any other Indebtedness of such Guarantor constituting Guarantor Senior Debt of such Guarantor which, at the time of determination, has an aggregate outstanding principal amount of at least $75.0 million and is specifically designated by such Guarantor in the instrument evidencing such Guarantor Senior Debt as “Guarantor Designated Senior Debt.”
      “Guarantor Senior Debt” means, with respect a Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law and without giving effect to any reduction in the amount of such Indebtedness which is necessary to prevent the obligation of such Guarantor with respect thereto from being rendered void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

(x) all monetary obligations (including guarantees thereof), if any, of every nature of such Guarantor under or with respect to the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

(y) all Interest Swap Obligations (including guarantees thereof), and

(z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.
      Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(i) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(ii) Indebtedness to, or guaranteed by such Guarantor for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation);

(iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(iv) Indebtedness represented by Disqualified Capital Stock;

(v) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(vi) any Indebtedness incurred in violation of the Indenture; and

(vii) guarantees of the Existing Notes and any Indebtedness, and any other obligation referred to in clause (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Indebtedness of such Guarantor.
      “Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.
      “Holdings” means Del Monte Foods Company, a Delaware corporation, until a successor replaces it pursuant to the Indenture and thereafter means such successor.
      “Indebtedness” means with respect to any Person, without duplication:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all Capitalized Lease Obligations of such Person (but excluding any operating lease obligations);

(iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(v) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below;

(vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) above and clause (viii) below that are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(viii) all obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to its maximum fixed repurchase price (or comparable price that such Person may be required to pay for the acquisition or retirement of such Disqualified Capital Stock), but excluding accrued dividends, if any.
      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.
      “Independent Financial Advisor” means a firm:

(i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect equity beneficial ownership interest in Del Monte Corporation exceeding 10%; and

(ii) which, in the judgment of the Board of Directors of Del Monte Corporation, is otherwise independent and qualified to perform the task for which it is to be engaged.
      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
      “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In the case of Del Monte Corporation, “Investment” shall exclude extensions of trade credit (including trade receivables) by Del Monte Corporation and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Del Monte Corporation or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(i) “Investment” shall include and be valued at the portion of the fair market value of the net assets of any Restricted Subsidiary represented by Del Monte Corporation’s equity interest in such Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

(ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Del Monte Corporation or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

      If Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Del Monte Corporation such that, after giving effect to any such sale or disposition, Del Monte Corporation no longer owns, directly or indirectly, 80% of the outstanding Common Stock of such Restricted Subsidiary, Del Monte Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P, provided that at such time neither Rating Agency has publicly announced that the Notes are under consideration for possible downgrade to a rating lower than Baa3 or BBB-, respectively; provided, however, that if (i) either of Moody’s or S&P changes its rating system, such ratings will be the equivalent ratings after such changes or (ii) S&P or Moody’s shall not make a rating of the Notes publicly available, the references above to S&P or Moody’s or both of them, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Del Monte Corporation and the references to the ratings categories above shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.
      “Issue Date” means February 8, 2005.
      “Legal Holiday” means a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open except that, when such term is used with respect to a particular place where a payment is to be made in respect of the Notes and with respect to the payment to be made on the Notes at such place, such term means a Saturday, Sunday or other day on which banking institutions in such place of payment are not required to be open.
      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Del Monte Corporation or any of its Restricted Subsidiaries from such Asset Sale net of:

(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

(d) appropriate amounts to be provided by Del Monte Corporation or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Del Monte Corporation or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Indebtedness” means, without duplication, each of the following:

(i) Indebtedness under the Notes, excluding any Additional Notes;

(ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (i) the Borrowing Base, or (ii) $1.5 billion less

(A) the aggregate amount of all mandatory principal payments in respect of such term loans thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

(B) in the case of the revolving credit facility thereunder, the aggregate amount of required permanent repayments which are accompanied by a corresponding permanent commitment reduction thereunder made by reason of or attributable to the receipt of proceeds from Asset Sales; plus

(C) without duplication, the amount of the Receivables Program Obligations then outstanding.

(iii) other Indebtedness of Del Monte Corporation and its Restricted Subsidiaries outstanding on the Issue Date, including without limitation the Existing Notes, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(iv) Interest Swap Obligations of Del Monte Corporation covering Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of Del Monte Corporation covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect Del Monte Corporation and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Del Monte Corporation and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(vi) Indebtedness of a Restricted Subsidiary of Del Monte Corporation to Del Monte Corporation or to another Restricted Subsidiary of Del Monte Corporation, in either case for so long as such Indebtedness is held by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, in each case subject to no Lien held by a Person other than Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation; provided that if as of any date any Person other than Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(vii) Indebtedness of Del Monte Corporation to a Restricted Subsidiary of Del Monte Corporation for so long as such Indebtedness is held by a Restricted Subsidiary of Del Monte Corporation, in each case subject to no Lien; provided that:

(A) any Indebtedness of Del Monte Corporation to a Restricted Subsidiary of Del Monte Corporation is unsecured and subordinated, pursuant to a written agreement, to Del Monte Corporation’s obligations under the Indenture and the Notes and

(B) if as of any date any Person other than a Restricted Subsidiary of Del Monte Corporation owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, there shall be deemed to have occurred on such date the incurrence of

Indebtedness not constituting Permitted Indebtedness pursuant to this paragraph (vii) by Del Monte Corporation;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(ix) Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, performance bonds, surety bonds or similar requirements in the ordinary course of business;

(x) Capitalized Lease Obligations and Purchase Money Indebtedness of Del Monte Corporation and its Restricted Subsidiaries incurred in the ordinary course of business and Indebtedness arising from the conversion of the obligations of Del Monte Corporation under or pursuant to the “synthetic lease” transactions to on-balance sheet Indebtedness of Del Monte Corporation in an aggregate amount at any time outstanding not to exceed 10% of the Consolidated Net Tangible Assets of Del Monte Corporation as shown on the then most recent consolidated balance sheet of Del Monte Corporation and its Restricted Subsidiaries prepared in accordance with GAAP;

(xi) guarantees by Del Monte Corporation and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture, including, with respect to guarantees by Restricted Subsidiaries of Del Monte Corporation, the covenant described under “— Certain Covenants — Limitation of Guarantees by Restricted Subsidiaries;”

(xii) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Del Monte Corporation or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Del Monte Corporation (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of Del Monte Corporation for the purpose of financing such acquisition) in a principal amount not to exceed the greater of (x) the gross proceeds actually received by Del Monte Corporation or any of its Restricted Subsidiaries in connection with such disposition and (y) $25.0 million;

(xiii) guarantees furnished by Del Monte Corporation or its Restricted Subsidiaries in the ordinary course of business of Indebtedness of another Person in an aggregate amount not to exceed $40.0 million at any time outstanding;

(xiv) Refinancing Indebtedness;

(xv) Receivables Program Obligations;

(xvi) additional Indebtedness of Del Monte Corporation and its Restricted Subsidiaries in an aggregate principal amount not to exceed $150.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

(xvii) Indebtedness incurred under commercial letters of credit issued for the account of Del Monte Corporation or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness), provided that any drawing under any such letter of credit is reimbursed in full within seven days;

(xviii) Indebtedness incurred in connection with any Sale and Leaseback Transaction; provided, that the aggregate Indebtedness incurred pursuant to this clause (xviii) shall not exceed $30.0 million at any time outstanding;

(xix) any guarantee by a Restricted Subsidiary of any Indebtedness incurred pursuant to the Credit Agreement or the Existing Notes;

(xx) the incurrence by Del Monte Corporation or any of its Restricted Subsidiaries of Acquired Indebtedness; provided that the Consolidated Fixed Charge Coverage Ratio immediately after giving pro forma effect to such incurrence would be no less than the Consolidated Fixed Charge Coverage Ratio immediately prior to such incurrence; and

(xxi) Indebtedness of Del Monte Corporation, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in a Change of Control Offer, (B) deposited to defease the Notes as described under “— Legal Defeasance and Covenant Defeasance” or (C) used to discharge the Indenture, as described under “— Satisfaction and Discharge.”
      For purposes of determining compliance with the covenant described above under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”:

(1) in the event that an item of Indebtedness meets the requirements of one or more of the categories of Permitted Indebtedness set forth in clauses (i) through (xxi) above or is entitled to be incurred pursuant to the first paragraph of the covenant described above under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness,” Del Monte Corporation shall, in its sole discretion, be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with such covenant;

(2) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous, terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock, the accrual of dividends on Disqualified Capital Stock and the accretion of the liquidation preference of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant; and

(3) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred or the date that Del Monte Corporation or its applicable Restricted Subsidiary committed to incur such Indebtedness.
      “Permitted Investments” means:

(i) Investments by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation in any Person that is or will become immediately after such Investment a Restricted Subsidiary of Del Monte Corporation or that will immediately after such Investment merge or consolidate with or into Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, or that will immediately after such Investment transfer or convey all of its assets (including such Investment) to Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, provided that such Person is engaged, in all material respects, solely in the business of food, food distribution and related businesses;

(ii) Investments in Del Monte Corporation by any Restricted Subsidiary of Del Monte Corporation; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to Del Monte Corporation’s obligations under the Notes and the Indenture;

(iii) Investments in cash and Cash Equivalents;

(iv) loans and advances to employees and officers of Del Monte Corporation and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $15.0 million at any one time outstanding;

(v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of Del Monte Corporation’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(vi) Investments in securities received in settlement of obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers; and Investments made in settlement or exchange for extensions of trade credit (including trade receivables) by Del Monte Corporation and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Del Monte Corporation or such Restricted Subsidiary, as the case may be;

(vii) Investments made by Del Monte Corporation or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales,” or not constituting an Asset Sale by reason of the $5.0 million threshold contained in the definition thereof;

(viii) guarantees permitted by the covenant described under “— Certain Covenants — Limitation of Guarantees by Restricted Subsidiaries;”

(ix) Related Business Investments in companies and ventures in which Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation holds an equity ownership interest in an aggregate amount not to exceed $150.0 million; provided that any such Investment is not made with the intent that the proceeds from such Investment would be used, or in contemplation of the proceeds from such Investment being used, and are not contemporaneously with such Investment used, to purchase Capital Stock of Del Monte Corporation or Holdings;

(x) Investments made in connection with a Qualified Receivables Transaction;

(xi) any acquisition of assets solely in exchange for the issuance of Qualified Capital Stock of Del Monte Corporation;

(xii) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable taken as a whole than those of the Investment being renewed or replaced;

(xiii) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(xiv) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(xv) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and

(xvi) additional Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (xvi) and then outstanding, do not exceed 10.0% of Consolidated Net Tangible Assets (determined as of the date of the most recent available internal balance sheet of Del Monte Corporation and its Subsidiaries); provided that the Person in which any such Investment is made is not an Affiliate of Del Monte Corporation (unless such Person is an Affiliate of Del Monte Corporation solely because Del Monte Corporation, directly or indirectly, owns Capital Stock of, or controls, such Person) and provided further that any such Investment is not made with the intent that the proceeds from such Investment would be used, or in contemplation of the proceeds from such Investment being used, and are not contemporaneously with such Investment used, to purchase Capital Stock of Del Monte Corporation or Holdings.

      “Permitted Liens” means the following types of Liens:

(i) Liens for taxes, assessments or governmental charges or claims either

(A) not delinquent, or

(B) being contested in good faith by appropriate proceedings and as to which Del Monte Corporation or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business; Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and any other Liens imposed by operation of law which do not materially affect Del Monte Corporation’s ability to perform its obligations under the Notes and the Indenture;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Del Monte Corporation or any of its Restricted Subsidiaries;

(vi) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” provided, however, that in the case of Purchase Money Indebtedness

(A) the Indebtedness shall not exceed the cost of such property or assets being acquired or constructed and shall not be secured by any property or assets of Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation other than the property and assets being acquired or constructed, and

(B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction.

(viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(ix) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Del Monte Corporation or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xi) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

(xii) Liens securing Indebtedness under Currency Agreements;

(xiii) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” provided that

(A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation, and

(B) such Liens do not extend to or cover any property or assets of Del Monte Corporation or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation;

(xiv) leases or subleases granted to others not interfering in any material respect with the business of Del Monte Corporation or its Restricted Subsidiaries;

(xv) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Del Monte Corporation or any of its Restricted Subsidiaries in the ordinary course of business;

(xvi) Liens on Receivables Program Assets securing Receivables Program Obligations;

(xvii) Liens on property existing at the time of acquisition of such property by Del Monte Corporation or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(xviii) Liens existing on the Issue Date;

(xix) rights of banks to set off deposits against debts owed to said bank; and

(xx) Liens on assets that are the subject of a Sale and Leaseback Transaction permitted by the Indenture.
      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
      “principal” of any Indebtedness (including the Notes) means the outstanding principal amount of such Indebtedness plus the premium, if any, on such indebtedness. For purposes of clarity, it is hereby understood and agreed that references to “principal” shall mean and include “premium, if any” notwithstanding the fact that there may be references in this Description of the Exchange Notes to “principal and premium, if any.”
      “pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act, except as otherwise specified herein.
      “Purchase Money Indebtedness” means Indebtedness of Del Monte Corporation or any of its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of real or personal property or assets.

      “Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary to pay the purchase price for Receivables or other indebtedness to Del Monte Corporation or to any other Seller in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Del Monte Corporation or any Subsidiary of Del Monte Corporation pursuant to which Del Monte Corporation or any such Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by Del Monte Corporation or any other Seller) and any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the date of the Indenture or arising thereafter); provided that:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle

(i) is guaranteed by Del Monte Corporation or any other Seller (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

(ii) is recourse to or obligates Del Monte Corporation or any other Seller in any way other than pursuant to Standard Securitization Undertakings, or

(iii) subjects any property or asset of Del Monte Corporation or any other Seller, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(b) neither Del Monte Corporation nor any other Seller has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to Del Monte Corporation or such Seller than those that might be obtained at the time from Persons that are not Affiliates of Del Monte Corporation, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) Del Monte Corporation and the other Sellers do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.
      “Rating Agencies” means Moody’s and S&P.
      “Rating Date” means the date which is 90 days prior to the earlier of (i) a Change of Control and (ii) public notice of the occurrence of a Change of Control.
      “Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change of Control or of the intention by the Del Monte Corporation to effect a Change of Control (which period may be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Notes are assigned an Investment Grade Rating by both Rating Agencies on the Rating Date, the rating of the Notes by one or both of the Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies on the Rating Date, the rating of the Notes by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

      “Receivables” means all rights of Del Monte Corporation or any other Seller to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of Del Monte Corporation or such Seller as accounts receivable.
      “Receivables Documents” means:

(a) a receivables purchase agreement, pooling and servicing agreement, credit agreement, agreements to acquire undivided interests or other agreement to transfer, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by Del Monte Corporation, another Seller and/or a Receivables Subsidiary, and

(b) each other instrument, agreement and other document entered into by Del Monte Corporation, any other Seller or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.
      “Receivables Program Assets” means:

(a) all Receivables which are described as being transferred by Del Monte Corporation, another Seller or a Receivables Subsidiary pursuant to the Receivables Documents;

(b) all Receivables Related Assets; and

(c) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.
      “Receivables Program Obligations” means:

(a) notes, trust certificates, undivided interests, partnership interests or other interests representing the right to be paid a specified principal amount for the Receivables Program Assets; and

(b) related obligations of Del Monte Corporation, a Subsidiary of Del Monte Corporation or a Special Purpose Vehicle (including, without limitation, rights in respect of interest or yield, breach of warranty claims and expense reimbursement and indemnity provisions).
      “Receivables Related Assets” means:

(i) any rights arising under the documentation governing or relating to Receivables (including rights in respect of liens securing such Receivables and other credit support in respect of such Receivables);

(ii) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;

(iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;

(iv) any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and

(v) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
      “Receivables Subsidiary” means a special purpose wholly owned subsidiary of Del Monte Corporation created in connection with the transactions contemplated by a Qualified Receivables Transaction, which subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by Del Monte Corporation’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of Del Monte Corporation giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means any Refinancing by Del Monte Corporation or any Restricted Subsidiary of Del Monte Corporation of Indebtedness incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clauses (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xv), (xvi), (xvii) or (xviii) of the definition of Permitted Indebtedness), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Del Monte Corporation in connection with such Refinancing); or

(2) create Indebtedness with

(A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or

(B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that

(x) if such Indebtedness being Refinanced is solely Indebtedness of Del Monte Corporation, then such Refinancing Indebtedness shall be Indebtedness solely of Del Monte Corporation; and

(y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.
      “Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date among Del Monte Corporation, Holdings, as Guarantor, the Subsidiary Guarantors and the placement agents for the benefit of themselves and the Holders, as the same may be amended or modified from time to time in accordance with the terms thereof.
      “Related Business Investment” means:

(i) any Investment by a Person in any other Person a majority of whose revenues are derived from the food, food distribution or related businesses; and

(ii) any Investment by such Person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of Del Monte Corporation and its Restricted Subsidiaries.
      “Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that, if and for so long as any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
      “Rule 144A” means Rule 144A (or any successor thereto) under the Securities Act.

      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to Del Monte Corporation or a Restricted Subsidiary of Del Monte Corporation of any property, whether owned by Del Monte Corporation or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Del Monte Corporation or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.
      “Seller” means Del Monte Corporation or any Subsidiary or other Affiliate of Del Monte Corporation (other than a Receivables Subsidiary) which is a party to a Receivables Document.
      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Del Monte Corporation, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

(x) all monetary obligations (including guarantees thereof) of every nature of Del Monte Corporation under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(y) all Interest Swap Obligations (including guarantees thereof); and

(z) all obligations (including guarantees thereof) under Currency Agreements; in each case whether outstanding on the Issue Date or thereafter incurred.
      Notwithstanding the foregoing, “Senior Debt” shall not include:

(i) any Indebtedness of Del Monte Corporation to a Subsidiary of Del Monte Corporation;

(ii) Indebtedness to, or guaranteed by Del Monte Corporation for the benefit of, any shareholder (other than a parent corporation), director, officer or employee of Del Monte Corporation or any Subsidiary of Del Monte Corporation (including, without limitation, amounts owed for compensation);

(iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(iv) Indebtedness represented by Disqualified Capital Stock;

(v) any liability for federal, state, local or other taxes owed or owing by Del Monte Corporation;

(vi) any Indebtedness incurred in violation of the Indenture; and

(vii) the Existing Notes and any Indebtedness, and any other obligation referred to in clause (x), (y) or (z) of this definition, which in each case is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other Indebtedness of Del Monte Corporation.
For purposes of clause (vi) of the immediately preceding proviso, a good faith determination by the Board of Directors evidenced by a Board Resolution, or a good faith determination by the Chief Financial Officer of Del Monte Corporation evidenced by an officer certificate, that any Indebtedness being incurred under the Credit Agreement is permitted by the Indenture shall be conclusive.
      “Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the Issue Date.

      “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.
      “Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by Del Monte Corporation and/or any of its Subsidiaries to implement a Qualified Receivables Transaction.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Del Monte Corporation or any Subsidiary of Del Monte Corporation which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transactions.
      “Subsidiary” with respect to any Person, means:

(i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

(ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such Person.
      “Subsidiary Guarantor” means any Restricted Subsidiary which has guaranteed the Notes under the Indenture.
      “Tax Sharing Agreement” means the tax sharing agreement between Del Monte Corporation and Holdings allocating the obligations to contribute amounts for the payment of income taxes and the benefits of any credits or other reductions of tax payments so as to approximate the income taxes that would be payable by Del Monte Corporation and Holdings on a stand-alone basis if no consolidated tax return were filed by such entities.
      “U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States for the payment of which the full faith and credit of the United States is pledged.
      “Unrestricted Subsidiary” of any Person means:

(i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and

(ii) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of Del Monte Corporation may designate any Subsidiary of Del Monte Corporation (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Del Monte Corporation or any other Subsidiary of Del Monte Corporation that is not a Subsidiary of the Subsidiary to be so designated; provided that

(x) Del Monte Corporation certifies to the Trustee that such designation complies with the covenant described under “— Certain Covenants — Limitation on Restricted Payments,” and

(y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of Del Monte Corporation or any of its Restricted Subsidiaries (after giving effect to the release of any guarantees of such Subsidiary’s Indebtedness to be made in connection with such designation).
      The Board of Directors of Del Monte Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation will be deemed an incurrence of Indebtedness by a

Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(x) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.
Any such designation by the Board of Directors of Del Monte Corporation shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the then outstanding aggregate principal amount of such Indebtedness into

(b) the sum of the total of the products obtained by multiplying

(i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

DESCRIPTION OF EXISTING INDEBTEDNESS
The New Credit Facility
      In connection with the refinancing, on February 8, 2005, Del Monte Corporation (“DMC”), as borrower, and Del Monte Foods Company (“DMFC”), as guarantor, entered into the new credit facility among DMC, DMFC, certain lenders and Bank of America, N.A., as Administrative Agent. The new credit facility consists of a revolving credit facility of $350.0 million with a term of six years, a term loan A of $450.0 million with a term of six years, and a term loan B of $150.0 million with a term of seven years. The new credit facility also provides that, under certain circumstances, DMC may increase the aggregate principal amount of term loans by up to $500.0 million.
      The new credit facility and related loan documents replace DMC’s prior credit facility dated as of December 20, 2002 and related loan documents, in each case as amended from time to time (collectively, the “prior credit facility”). All commitments under the prior credit facility were terminated and all borrowings thereunder were repaid, effective February 8, 2005. The remaining obligations of DMC, DMFC and the guarantors party to the prior credit facility thereunder are limited to certain remaining contingent indemnification obligations under such facility.
      DMC used such initial borrowings under the revolving credit facility, the proceeds from the sale of the outstanding notes and available cash to fund the payment of consideration and certain costs relating to DMC’s cash tender offer and consent solicitation with respect to its outstanding 2011 notes (as defined below) and to repay amounts outstanding under its prior credit facility. The revolving credit facility is used by DMC, among other things, to fund its seasonal working capital needs and for other general corporate purposes. To maintain availability of funds under the revolving credit facility, DMC pays a 0.375% commitment fee on the unused portion of the revolving credit facility. DMC’s ability to borrow additional monies in the future under the revolving credit facility is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties.
      The initial interest rates per annum applicable to amounts outstanding under term loan A and the revolving credit facility are, at DMC’s option, either (a) the alternate base rate as defined in the new credit facility (the “Base Rate”) plus 0.50% per annum, or (b) the Eurodollar Rate as defined in the new credit facility (the “Eurodollar Rate”) plus 1.50% per annum. The interest rates applicable to amounts outstanding under term loan B are, at DMC’s option, either (a) the Base Rate plus 0.50% per annum or (b) the Eurodollar Rate plus 1.50% per annum. From and after the six-month anniversary of the new credit facility, the margins over the Base Rate and Eurodollar Rate applicable to term loan A and loans outstanding under the revolving credit facility may be adjusted periodically based on the total debt ratio of DMFC, as calculated pursuant to the new credit facility; provided, that, absent a default, the maximum applicable margins are as set forth above. Interest payments under the new credit facility are due on the interest payment dates specified in the new credit facility. On July 31, 2005, the interest rate applicable to term loan A was 5.18% and the interest rate applicable to term loan B was 5.18%. As of July 31, 2005, there was no outstanding balance under the revolving credit facility.
      The term loans require amortization in the form of quarterly scheduled principal payments in the annual percentages of principal outstanding set forth below:

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7

$450 million term loan A	0%	2.5%	5%	7.5%	10%	75%	n/a
$150 million term loan B	1%	1%	1%	1%	1%	1%	94%
      DMC is required to prepay the outstanding amounts of the term loans and (after the term loans have been prepaid in full) the revolving credit facility from asset sales and issuances of debt, subject to certain exceptions specified in the new credit facility. Amounts outstanding under the new credit facility may be prepaid at the option of DMC without premium or penalty.

      DMFC (pursuant to the new credit facility) and the subsidiary guarantors (pursuant to a separate guaranty) have guaranteed the obligations of DMC under the new credit facility. Any future material domestic subsidiaries of DMC also are required to guarantee the obligations of DMC under the new credit facility. DMC’s obligations under the new credit facility are secured by a lien on substantially all of its assets pursuant to a security agreement. In addition, DMFC’s obligations under its guaranty are secured by a pledge of all of the common stock of DMC and the obligations of each subsidiary guarantor are secured by a lien on substantially all of such subsidiary guarantor’s assets. The subsidiary guarantees and the collateral securing the new credit facility are subject to release upon fulfillment of certain conditions specified in the new credit facility and the related ancillary loan documents.
The Existing Notes
      On February 8, 2005, an aggregate principal amount of $250.0 million of the outstanding notes subject to this exchange offer were issued under the Indenture. See “Description of the Exchange Notes.”
      On December 20, 2002, in connection with the Merger, SKF Foods, Inc. (now named Del Monte Corporation, which we refer to as DMC in this prospectus) issued $450.0 million of 8 5/8% senior subordinated notes due December 15, 2012 (the “2012 notes”) with interest payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 2003. Del Monte Foods Company and certain subsidiaries of DMC guaranteed DMC’s obligations under the 2012 notes. We have the option to redeem the 2012 notes at a premium beginning on December 15, 2007 and at face value beginning on December 15, 2010, subject to the concurrent payment of accrued and unpaid interest, if any, upon redemption. We filed an S-4 registration statement on August 11, 2003 pursuant to which the 2012 notes were exchanged for substantially identical registered notes (the “2012 note exchange offer”). Pursuant to the terms of a registration rights agreement we entered into for the benefit of the holders of the 2012 notes, because the 2012 note exchange offer was not consummated prior to July 31, 2003 the annual interest rate on the 2012 notes was increased by 0.5%, with such increase effective until such consummation. The 2012 note exchange offer was consummated on December 17, 2003. For the period from July 31, 2003 through December 17, 2003, the 0.5% increase in interest resulted in $0.8 million of additional interest expense. All of the holders of the originally issued 2012 notes exchanged such notes for new registered notes pursuant to the 2012 note exchange offer.
      On May 15, 2001, pre-Merger Del Monte Corporation sold $300.0 million of 9 1/4% senior subordinated notes due May 15, 2011 with interest payable semi-annually on May 15 and November 15 of each year. DMC has the option to redeem the 2011 notes at a premium beginning on May 15, 2006 and at face value beginning on May 15, 2009. Upon completion of the Merger, in accordance with the terms of the 2011 notes, DMC assumed the 2011 notes obligations without limitation and certain subsidiaries of DMC guaranteed DMC’s obligations under the 2011 notes. The 2011 notes are also guaranteed by DMFC. On the date of the Merger, the 2011 notes were recorded on DMFC’s consolidated financial statements at their fair market value, or $312.0 million. In connection with the refinancing, DMFC consummated a tender offer with respect to almost all of its outstanding 2011 notes. The tender offer expired on February 7, 2005 (the “expiration time”). As of the expiration time of the tender offer, $297.5 million aggregate principal amount of the 2011 notes had been validly tendered and not withdrawn, representing approximately 99.2% of the outstanding aggregate principal amount of the 2011 notes. DMFC accepted for payment and paid for all 2011 notes validly tendered and not validly withdrawn on or prior to the expiration time.
Restrictive and Financial Covenants
      The new credit facility and the indentures governing our senior subordinated notes contain restrictive covenants that limit our ability and the ability of our subsidiaries to take certain actions. The new credit facility also contains financial covenants. The summary of these restrictive and financial covenants set forth below is qualified by reference to the new credit agreement, as may be amended, and our senior subordinated note indentures, all of which are set forth as exhibits to our public filings with the SEC.

New Credit Facility
      The new credit facility and related loan documents contain covenants that limit the ability of DMC and its subsidiaries, among other things, to:

•	incur liens;

•	sell assets, including pursuant to sale-leaseback transactions (other than sales of inventory in the ordinary course of business);

•	enter into consolidations or mergers;

•	make loans and investments;

•	incur or guarantee indebtedness;

•	enter into transactions with affiliates;

•	pay dividends on or redeem or repurchase capital stock;

•	prepay certain indebtedness; and

•	agree to restrictions on subsidiary dividends and other payments.
Certain of these covenants are also applicable to DMFC. The new credit facility also limits our ability to agree to certain change of control transactions, because a “change of control” (as defined in the new credit facility) results in an event of default.
      The new credit facility also requires compliance with certain financial covenants, including a maximum total debt ratio and a minimum fixed charge coverage ratio, in each case calculated as set forth in the new credit facility. Our compliance with these financial covenants is tested on a quarterly basis. The acceptable ratio levels of these financial covenants are designed to provide us with a reasonable degree of flexibility to account for normal variances in our operating results. These financial requirements and ratios generally become more restrictive over time. Since different factors impact our financial covenants in unique ways, any of our financial covenants could become, at a point in time, the most restrictive of our financial covenants, depending upon our operating results and financial activities.

Senior Subordinated Note Indentures
      The restrictive covenants in the indenture governing our 2012 notes (the “2012 notes indenture”), as a general matter, are less restrictive than the comparable covenants in the new credit facility. The restrictive covenants in the 2012 notes indenture include covenants limiting the ability of DMC, and the ability of DMC’s restricted subsidiaries (as defined in the 2012 notes indenture), to pay dividends on or redeem or repurchase capital stock, make loans and investments, enter into transactions with affiliates, incur additional indebtedness, enter into contingent obligations (including guaranties), sell assets (other than in the ordinary course of business), incur liens, agree to restrictions on subsidiary dividends and other payments, and enter into consolidations or mergers. We have the option, subject to certain conditions, to designate any or all of DMC’s subsidiaries as unrestricted subsidiaries under the 2012 notes indenture, which designation would exempt each subsidiary so designated from many of the restrictive covenants in the 2012 notes indenture. To date, we have not exercised the option to designate any subsidiary as “unrestricted.” The restrictive covenants in the 2012 notes indenture include a covenant limiting the ability of DMFC to enter into any consolidation, merger or sale of substantially all of its assets. In addition, the 2012 notes indenture limits our ability to agree to certain change of control transactions, because a “change of control” (as defined in the 2012 notes indenture) results in a requirement for us to make a change of control purchase offer to the noteholders at a price equal to 101% of the principal amount plus accrued interest. The 2012 notes indenture does not contain financial covenants, but does require us to meet certain financial ratio requirements as a condition to taking certain actions (including, under certain circumstances, incurring additional indebtedness).

      In connection with the tender offer for the 2011 notes, DMC received requisite consents to amend and thereafter amended the 2011 notes indenture to delete or make less restrictive substantially all of the restrictive covenants contained in the 2011 notes indenture (other than requirements to make an offer for the 2011 notes in the event of certain asset sales and changes in control) and to delete events of default relating to covenant defaults, cross-defaults and judgments against DMC.
      For a description of the restrictive covenants in the Indenture, see “Description of the Exchange Notes.”
      The restrictive and financial covenants described above may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest, such as acquisitions.
      We believe that we are currently in compliance with all of our restrictive and financial covenants and that we were in compliance therewith as of July 31, 2005. Compliance with these covenants is monitored periodically in order to assess the likelihood of continued compliance. Our ability to continue to comply with these covenants may be affected by events beyond our control. If we are unable to comply with the covenants under the new credit facility, the Indenture or the 2012 notes indenture, or the remaining covenants under the 2011 indenture, there would be a default, which, if not waived, could result in the acceleration of a significant portion of our indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax consequences to a non-U.S. holder (as defined below) of the acquisition, ownership and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes acquired in the initial offering for an amount of cash equal to their offering price and notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of non-U.S. holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, or persons who hold the notes as a hedge or who hedge the interest rate on the notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.
      For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the notes that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).
      The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.
      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.
The Exchange Offer
      The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not be treated as a taxable exchange for United States federal income tax purposes. Rather, any exchange notes received by you will be treated as a continuation of your investment in the outstanding notes. As a result, there will be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you will have the same adjusted basis and holding period in the exchange notes as you had in the outstanding notes immediately prior to the exchange.

Interest
      Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us; and

•	certain certification requirements are met.
      Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.
      If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).
      If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the appropriate statement is provided to us) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Additional Interest if the Notes are not Timely Registered
      The interest rate on the notes is subject to increase if the notes are not registered within prescribed time periods. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.
Sale, Exchange or Other Disposition of the Notes
      Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity or other disposition of a note, unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year and who has a “tax home” in the United States and certain other conditions are met;

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, in some circumstances, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder (or a fixed base in the case of an individual) under an applicable income tax treaty); or

•	the non-U.S. holder is subject to U.S. federal income tax pursuant to the provisions of U.S. federal income tax law applicable to former citizens or residents of the United States.
      If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second or third exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.
Information Reporting and Backup Withholding.
      When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.
      Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.
      Payment of the proceeds from a sale of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

      Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.
LEGAL MATTERS
      The validity of the exchange notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.
EXPERTS
      The consolidated financial statements of Del Monte Foods Company as of May 1, 2005 and May 2, 2004 and for each of the years in the three-year period ended May 1, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of May 1, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report dated July 8, 2005, except as to note 18, which is as of November 3, 2005, refers to a change in accounting for stock based compensation.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. Investors must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.
      Until February 19, 2006 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
Delaware Registrants
      The following registrants are corporations incorporated in the State of Delaware: Del Monte Foods Company (“DMFC”), Del Monte Corporation (“DMC”), Marine Trading Pacific, Inc. and Star-Kist Mauritius, Inc.
      Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).
      Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s personal liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

DMC
      DMC’s Certificate of Incorporation generally provides that DMC will indemnify each of its directors and officers to the fullest extent permitted by DGCL and may indemnify certain other persons as authorized by the DGCL. Article Seventh of DMC’s Certificate of Incorporation provides that DMC will indemnify to the fullest extent permitted by the DGCL, and advance expenses to, any person who is or was a director or officer of DMC or, while a director or officer of DMC, is or was serving at the request of DMC as a director, officer, employee or agent of another corporation or other enterprise. DMC shall not be required to indemnify any person in connection with a proceeding commenced by such person if the commencement of such proceeding was not authorized by DMC’s Board of Directors. The foregoing right of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. DMC’s Certificate of Incorporation also provides for the elimination of a director’s liability to DMC and its stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of DMC shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
      Article VII of DMC’s Bylaws provides that DMC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of DMC) by reason of the fact that he is or was a director or officer of DMC, or, while a director or officer of DMC, is or was serving at the request of DMC as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of DMC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws further provide in Article VII that

DMC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.
      All of DMC’s directors and officers will be covered by insurance policies maintained by DMC against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

DMFC
      DMFC’s Amended and Restated Certificate of Incorporation generally provides that DMFC will indemnify each of its directors and officers to the fullest extent permitted by the DGCL and may indemnify certain other persons as authorized by the DGCL. Article X of DMFC’s Amended and Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of DMFC or, while a director or officer of DMFC, is or was serving at DMFC’s request as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by DMFC to the fullest extent authorized by the DGCL, as the same exists or may be amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
      Article X of DMFC’s Amended and Restated Certificate of Incorporation also provides for the elimination of a director’s liability to DMFC and its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

Star-Kist Mauritius, Inc.
      Article 7, Section 7 of the Star-Kist Mauritius, Inc. Certificate of Incorporation provides that it shall indemnify its officer, directors, employees and agents to the extent permitted by the DGCL.
California Registrant

Star-Kist Samoa, Inc.
      Star-Kist Samoa, Inc. is incorporated under the laws of the State of California. Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.
      Reference is made to the Placement Agreement, which is filed as Exhibit 10.68, pursuant to which the underwriters agree to indemnify the directors and certain officers of DMC, DMFC and other persons in certain circumstances.

      The directors and officers of all registrants will be covered by insurance policies for certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 21.	Exhibits.
      (a) Exhibits

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated as of June 12, 2002, by and among H. J. Heinz Company, SKF Foods Inc., Del Monte Foods Company and Del Monte Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-4/ A No. 333-98827, filed November 19, 2002 (the “2002 Form S-4”)).

3.1		Certificate of Incorporation of Del Monte Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-4/ A No. 333-107830, filed November 17, 2003 (the “2003 Form S-4”)).

3	.2*	Amended and Restated Bylaws of Del Monte Corporation.

3.3		Certificate of Incorporation of Del Monte Foods Company (incorporated by reference to Exhibit 3.1 to the 2002 Form S-4).

3.4		Bylaws of Del Monte Foods Company (incorporated by reference to Exhibit 3.2 to the Annual Report filed on Form 10-K for the year ended May 2, 2004 (the “May 2004 10-K”)).

3.5		Articles of Incorporation of Star-Kist Samoa, Inc. (incorporated by reference to Exhibit 3.5 to the 2003 Form S-4).

3.6		Bylaws of Star-Kist Samoa, Inc. (incorporated by reference to Exhibit 3.6 to the 2003 Form S-4).

3.7		Certificate of Incorporation of Marine Trading Pacific, Inc. (incorporated by reference to Exhibit 3.7 to the 2003 Form S-4).

3.8		Bylaws of Marine Trading Pacific, Inc. (incorporated by reference to Exhibit 3.8 to the 2003 Form S-4).

3.9		Certificate of Incorporation of Star-Kist Mauritius, Inc. (incorporated by reference to Exhibit 3.9 to the 2003 Form S-4).

3.10		Bylaws of Star-Kist Mauritius, Inc. (incorporated by reference to Exhibit 3.10 to the 2003 Form S-4).

4.1		Specimen Certificate for Del Monte Foods Company Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 5 to the Registration Statement on Form S-1/ A No. 333-48235, filed July 28, 1998 (“1998 Form S-1”)).

4.2		Indenture dated as of May 15, 2001 among Del Monte Corporation, as issuer of 9.25% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4/ A No. 333-64802 filed September 18, 2001 (the “2001 Form S-4”)).

4.3		Specimen form of Series B Global Note (incorporated by reference to Exhibit 4.2 to the 2001 Form S-4).

4.4		Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4).

4.5		Stockholder Rights Agreement, dated as of June 12, 2002, by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del Monte Foods Company (incorporated by reference to Exhibit 4.8 to the 2002 Form S-4).

Exhibit
Number		Description

4.6		Supplemental Indenture dated as of December 20, 2002 among SKF Foods Inc., as issuer of 8.625% Senior Subordinated Notes due 2012, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc. and Star-Kist Mauritius, Inc., as guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Quarterly Report filed on Form 10-Q for the period ended January 29, 2003 (the “January 2003 10-Q”)).

4.7		Specimen form of 8.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.2 to the January 2003 10-Q).

4.8		First Supplemental Indenture dated as of December 20, 2002, among each of SKF Foods, Inc., as Issuer, Del Monte Foods Company, as Guarantor and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, under the Indenture dated as of May 15, 2001 providing for the issuance of 9.25% Senior Subordinated Notes due 2011. (incorporated by reference to Exhibit 4.4 to the January 2003 10-Q).

4.9		Second Supplemental Indenture, dated as of December 20, 2002, among SKF Foods, Inc., as Issuer, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine Trading (Pacific), Inc, as Guaranteeing Subsidiaries and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, under the Indenture dated as of May 15, 2001 providing for the issuance of 9.25% Senior Subordinated Notes due 2011. (incorporated by reference to Exhibit 4.5 to the January 2003 10-Q).

4.10		Third Supplemental Indenture among Del Monte Corporation, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, dated January 24, 2005 (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K filed on January 25, 2005).

4.11		Indenture, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on February 11, 2005 (the “February 2005 Form 8-K”)).

4.12		Form of 6 3/4% Senior Subordinated Note due 2015 (incorporated by reference to Exhibit 4.2 to the February 2005 Form 8-K).

4	.13*	Form of 6 3/4% Senior Subordinated Note due 2015.

4.14		Registration Rights Agreement, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc., and Morgan Stanley & Co. Incorporated, Banc of Americas Securities LLC, Lehman Brothers Inc., and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4.3 to the February 2005 Form 8-K).

5	.1**	Opinion of Gibson, Dunn & Crutcher LLP.

10.1		Placement Agreement, dated December 12, 2002 by and among SKF Foods, Inc., Del Monte Foods Company, Morgan Stanley & Co., J. P. Morgan Securities, Inc., Banc of America Securities LLC, UBS Warburg LLC, BMO Nesbitt Burns Corp., Fleet Securities, Inc., Fortis Investment Services LLC and Suntrust Capital Markets, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended April 27, 2003 (the “April 2003 10-K”)).

10.2		Adjacent Warehouse Space Lease Agreement, dated October 31, 1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.12 to the Annual Report filed on Form 10-K for the year ended June 30, 2002 (the “June 2002 10-K”)).

10.3		First Amendment to the Adjacent Warehouse Space Lease Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.13 to the June 2002 10-K).

Exhibit
Number	Description

10.4	Second Amendment to the Adjacent Warehouse Space Lease Agreement, dated October 31, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.14 to the June 2002 10-K).

10.5	Third Amendment to the Adjacent Warehouse Space Lease Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.15 to the June 2002 10-K).

10.6	Fourth Amendment to the Adjacent Warehouse Space Lease Agreement, dated October 2001, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.16 to the June 2002 10-K).

10.7	Yakima Adjacent Warehouse Space Lease Agreement, dated October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.17 to the June 2002 10-K).

10.8	Office Lease, dated October 7, 1999 between TMG/ One Market, L.P. and Crossmarket, LLC (Landlord) and Del Monte Corporation (Tenant) (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.5 to the Quarterly Report filed on Form 10-Q for the period ended December 1999 (the “December 1999 10-Q”)).

10.9	First Amendment to Office Lease, dated April 30, 2000, between TMG/ One Market, L.P. (Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.20 to the June 30, 2002 10-K).

10.10	Second Amendment to Office Lease, dated March 23, 2001, between TMG/ One Market, L.P. and Crossmarket, LLC (collectively as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.21 to the June 2002 10-K).

10.11	Office Lease dated December 31, 2003, between Continental/ North Shore II, L.P. (Landlord) and Del Monte Corporation (Tenant) (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.2 to the Quarterly Report filed on Form 10-Q for the quarter ended January 24, 2004).

10.12	Supply Agreement, dated as of September 3, 1993, between Del Monte Corporation and Silgan Containers Corporation, as amended (incorporated by reference to Exhibit 10.12 to the DMC Registration Statement).

10.13	First Amendment to Supply Agreement, dated as of December 21, 1993, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.26 to the June 2002 10-K).

10.14	Second Amendment to Supply Agreement, dated as of May 12, 1994, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.27 to the June 2002 10-K).

10.15	Third Amendment to Supply Agreement, dated as of May 28, 1995, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.28 to the June 2002 10-K).

10.16	Fourth Amendment to Supply Agreement, dated as of November 5, 1998, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.29 to the June 2002 10-K).

10.17	Fifth Amendment to Supply Agreement, dated as of November 5, 1998, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.30 to the June 2002 10-K).

10.18	Sixth Amendment to Supply Agreement, dated as of June 7, 2002, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.31 to the June 2002 10-K).

Exhibit
Number	Description

10.19	Seventh Amendment to Supply Agreement, dated as of April 26, 2004, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.23 to the May 2004 10-K).

10.20	Supply Agreement, dated August 13, 2000, between H.J. Heinz Company and Impress Metal Packaging Holdings, B.V. (incorporated by reference to Exhibit A to Impress Metal Packaging Holdings B.V.’s Annual Report on Form 20-F/ A for the year ended December 31, 1999, File No. 333-7488).

10.21	Assignment of Impress Supply Agreement, dated as of December 20, 2002, between H.J. Heinz Company and Del Monte Foods Company (incorporated by reference to Exhibit 10.5 to the January 2003 10-Q).

10.22	Letter Agreement Regarding Product Prices and Pricing Model, amending the Supply Agreement, dated as of December 9, 2003, between Del Monte Corporation and Impress Metal Packaging Holdings, B.V. (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.55 to the May 2004 10-K).

10.23	Supply Agreement, dated April 29, 2001, between Star-Kist Samoa, Inc. and Tri-Marine International, Inc. (incorporated by reference to Exhibit 10.6 to the January 2003 10-Q).

10.24	Retail Brokerage Agreement, dated July 1, 2001, between Del Monte Corporation and Advantage Sales and Marketing (incorporated by reference to Exhibit 10.32 to the June 2002 10-K)

10.25	Del Monte Foods Company 1998 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226 (“2000 S-8”)).++

10.26	Del Monte Foods Company Non-Employee Directors and Independent Contractors 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to Exhibit 4.1 to the 2000 S-8).++

10.27	Del Monte Foods Annual Incentive Plan as amended May 6, 2003 and June 30, 2003 (incorporated by reference to Exhibit 10.27 to the April 2003 10-K).++

10.28	Additional Benefits Plan of Del Monte Corporation, effective January 1, 1996, as amended and restated (incorporated by reference to Exhibit 10.9 to the DMC Registration Statement).++

10.29	Supplemental Benefits Plan of Del Monte Corporation, effective as of January 1, 1990, as amended as of January 1, 1992 and May 30, 1996 (incorporated by reference to Exhibit 10.10 to the DMC Registration Statement).++

10.30	Del Monte Foods Company Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8, filed November 24, 1997, File No. 333-40867).++

10.31	Del Monte Foods Company 1997 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the December 1999 10-Q).++

10.32	Amendment and Restatement of Del Monte Corporation AIP Deferred Compensation Plan (formerly the Del Monte Corporation AIAP Deferred Compensation Plan), dated as of July 1, 2004 (incorporated by reference to Exhibit 10.33 to the May 2004 10-K).++

10.33	Credit Agreement dated as of December 20, 2002, by and among SKF Foods Inc., Bank of America, N.A., as administrative agent, the other lenders party hereto, JP Morgan Chase Bank, as syndication agent, Harris Trust and Savings Bank, Morgan Stanley & Co. Incorporated and UBS Warburg LLC, as co-documentation agents (incorporated by reference to Exhibit 10.1 to the January 2003 10-Q) (“the Old Credit Agreement”).

10.34	First Amendment to the Old Credit Agreement, dated March 19, 2003 (incorporated by reference to Exhibit 10.44 to the April 2003 10-K).

10.35	Second Amendment to the Old Credit Agreement, dated April 23, 2003 (incorporated by reference to Exhibit 10.45 to the April 2003 10-K).

10.36	Third Amendment to the Old Credit Agreement, dated January 30, 2004 (incorporated by reference to Exhibit 10.1 to the Form 8-K No. 001-14335 filed on February 9, 2004).

Exhibit
Number	Description

10.37	Parent Guarantee Agreement, dated as of December 20, 2002, between Del Monte Foods Company and the Secured Parties as defined in the Old Credit Agreement dated as of December 20, 2002 (incorporated by reference to Exhibit 10.2 to the January 2003 10-Q).

10.38	Subsidiary Guarantee Agreement, dated as of December 20, 2002, between the Subsidiaries and the Secured Parties as defined in the Old Credit Agreement dated as of December 20, 2002 (incorporated by reference to Exhibit 10.47 to the April 2003 10-K).

10.39	Security Agreement. dated as of December 20, 2002, by and among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc., Marine Trading (Pacific), Inc, and Bank of America, N.A., as collateral agent (incorporated by reference to Exhibit 10.3 to the January 2003 10-Q).

10.40	Separation Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.2 of the 2002 Form S-4).

10.41	Employee Benefits Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.3 of the 2002 Form S-4).

10.42	Tax Separation Agreement among Del Monte Foods Company, H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.4 of the 2002 Form S-4).

10.43	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective August 15, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 4, 2005 (the “October 2005 8-K”)).++

10.44	Form of Del Monte Foods Company Performance Accelerated Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report filed on Form 10-Q for the quarter ended August 1, 2004 (the “August 2004 10-Q”)).++

10.45	Form of Del Monte Foods Company 2002 Stock Incentive Plan Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the August 2004 10-Q).++

10.46	Form of Del Monte Foods Company 2002 Stock Incentive Plan Non Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the August 2004 10-Q).++

10.47	Del Monte Foods Company Annual Incentive Plan Fiscal 2005 Targeted Percentage and Weighting of Objectives for Certain Executive Officers as Approved by the Compensation Committee on July 1, 2004 (incorporated by reference to Exhibit 10.5 to the August 2004 10-Q).++

10.48	Del Monte Corporation Supplemental Executive Retirement Plan (Second Restatement), Effective January 1, 2005 (formerly the Supplemental Executive Retirement Plan for Former Employees of the Heinz Group, effective as of December 20, 2002). (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on September 28, 2004 (the “September 2004 Form 8-K”)).++

10.49	Form of Del Monte Foods Company Stand-Alone Stock Appreciation Right Agreement, adopted as of September 22, 2004. (incorporated by reference to Exhibit 10.2 to the September 2004 Form 8-K).++

10.50	Del Monte Foods Company Annual Incentive Plan Fiscal 2005 Targeted Percentages and Weighting of Objectives for Certain Executive Officers as Approved by the Compensation Committee on September 22, 2004. (incorporated by reference to Exhibit 10.3 to the September 2004 Form 8-K).++

10.51	Employment Agreement and Promissory Note of Richard G. Wolford (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended June 30, 1998, filed September 22, 1998, File No. 001-14335 (the “1998 Form 10-K”)).++

10.52	First Amendment to Employment Agreement of Richard G. Wolford, dated July 1, 1999 (incorporated by reference to the Exhibit 10.45 to the June 2002 10-K).++

10.53	Second Amendment to Employment Agreement of Richard G. Wolford, dated March 26, 2002 (incorporated by reference to the Exhibit 10.46 to the June 2002 10-K).++

Exhibit
Number	Description

10.54	Third Amendment to Employment Agreement by and between Del Monte Foods Company and Richard G. Wolford, executed as of November 11, 2004. (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on November 17, 2004 (the “November 2004 Form 8-K”)).++

10.55	Employment Agreement by and between Del Monte Corporation and David L. Meyers, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.2 to the November 2004 Form 8-K).++

10.56	Employment Agreement by and between Del Monte Corporation and Nils Lommerin, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.3 to the November 2004 Form 8-K).++

10.57	Employment Agreement by and between Del Monte Corporation and Donald J. Binotto, executed as of September 1, 2004 (incorporated by reference to Exhibit 10.57 to the Annual Report filed on Form 10-K for the year ended May 1, 2005 (the “May 2005 10-K”)).++

10.58	Employment Agreement by and between Del Monte Corporation and Todd Lachman, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.5 to the November 2004 Form 8-K).++

10.59	Form of Del Monte Foods Company 2002 Stock Incentive Plan Stand-Alone Stock Appreciation Right Agreement, adopted as of December 7, 2004 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 10, 2004).++

10.60	Del Monte Corporation Additional Benefits Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 21, 2004 (the “December 2004 Form 8-K”)).++

10.61	Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan, as amended on December 16, 2004 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 21, 2004).++

10.62	Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, adopted as of December 16, 2004 (incorporated by reference to Exhibit 10.2 to the December 2004 Form 8-K).++

10.63	Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan — Form of Plan Agreement — 2005 (incorporated by reference to Exhibit 10.3 to the December 2004 Form 8-K).++

10.64	Form of Del Monte Foods Company Performance Shares Agreement, adopted as of January 20, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 26, 2005).++

10.65	Credit Agreement, dated as of February 8, 2005, among Del Monte Corporation, as borrower, Del Monte Foods Company, as guarantor, certain lenders, Morgan Stanley Senior Funding, Inc., as Syndication Agent, JPMorgan Chase Bank, N.A., Harris Trust and Savings Bank and Suntrust Bank, as Co-Documentation Agents, Banc of America Securities LLC, Morgan Stanley Senior Funding Inc. and JPMorgan Securities, Inc. as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the February 2005 Form 8-K).

10.66	Security Agreement, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the February 2005 Form 8-K).

10.67	Subsidiary Guaranty, dated as of February 8, 2005, by Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc. and Star-Kist Mauritius, Inc. in favor of the Secured Parties named therein (incorporated by reference to Exhibit 10.3 to the February 2005 Form 8-K).

10.68	Placement Agreement for Del Monte Corporation 6 3/4% Senior Subordinated Notes Due 2015, dated as of January 25, 2005 (incorporated by reference to Exhibit 10.15 to the Quarterly Report filed on Form 10-Q for the quarter ended January 30, 2005 (the “January 2005 10-Q”)).

Exhibit
Number		Description

10.69		Logistics Services Agreement entered into as of April 4, 2005 and dated effective March 4, 2005 between Del Monte Corporation and Pacer Global Logistics, Inc. (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on April 8, 2005).

10.70		Non-employee Director Compensation Plan (incorporated by reference to Exhibit 10.70 to the May 2005 10-K).++

10.71		Master Confirmation between Del Monte Foods Company and Goldman Sachs International dated June 29, 2005 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on July 1, 2005 (the “July 2005 8-K”)).

10.72		Supplemental Confirmation between Del Monte Foods Company and Goldman Sachs International dated June 29, 2005 (incorporated by reference to Exhibit 10.2 to the July 2005 8-K).

10.73		Form of Del Monte Foods Company Performance Accelerated Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the October 2005 8-K).++

10.74		Form of Del Monte Foods Company 2002 Stock Incentive Plan Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the October 2005 8-K).++

10.75		Form of Del Monte Foods Company 2002 Stock Incentive Plan Non Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the October 2005 8-K).++

10.76		Form of Del Monte Foods Company Performance Shares Agreement, adopted as of September 29, 2005 (incorporated by reference to Exhibit 10.5 to the October 2005 8-K).++

12	.1*	Statement re Computation of Ratio of Earnings to Fixed Charges.

21.1		Subsidiaries of Del Monte Foods Company (incorporated by reference to Exhibit 21 to the May 2005 10-K).

23	.1**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23	.2**	Consent of KPMG LLP.

24	.1*	Power of Attorney (see page II-12).

25.1		Form T-1 Statement of Eligibility and Qualification of Bankers Trust Company as Trustee (incorporated by reference to Exhibit 25.1 to the 2001 Form S-4).

25.2		Form T-1 Statement of Eligibility and Qualification of Bank of New York as Trustee (incorporated by reference to Exhibit 25.2 to the 2003 Form S-4).

25	.3*	Form T-1 Statement of Eligibility and Qualification of Deutsche Bank Trust Company Americas as Trustee.

99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Previously filed.

**	Filed herewith.

++	Indicates a management contract or compensatory plan or arrangement.

Item 22.	Undertakings
      (i) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of Del Monte Foods Company pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (iii) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (iv) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, Del Monte Foods Company and Del Monte Corporation have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of November 18, 2005.

By:	/s/ Richard G. Wolford

Richard G. Wolford
Chairman of the Board, President and
Chief Executive Officer; Director,
Del Monte Foods Company

Chairman of the Board, President and
Chief Executive Officer; Director,
Del Monte Corporation
      Pursuant to the requirements of the Securities Act of 1933, as amended, Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., and Star-Kist Mauritius, Inc. have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, as of November 18, 2005.

By:	/s/ David L. Meyers

David L. Meyers
President and Director, Star-Kist Samoa, Inc.

President and Director, Marine Trading Pacific, Inc.

President and Director, Star-Kist Mauritius, Inc.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Richard G. Wolford Richard G. Wolford	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer); Director, Del Monte Foods Company	November 18, 2005

Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer); Director, Del Monte Corporation

/s/ David L. Meyers David L. Meyers	Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer), Del Monte Foods Company	November 18, 2005

Executive Vice President, Administration and Chief Financial Officer (Principal Financial Officer), Del Monte Corporation

President and Director (Principal Executive Officer), Star-Kist Samoa, Inc.

President and Director (Principal Executive Officer), Marine Trading Pacific, Inc.

President and Director (Principal Executive Officer), Star-Kist Mauritius, Inc.

/s/ Richard L. French Richard L. French	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer), Del Monte Foods Company	November 18, 2005

Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer), Del Monte Corporation

Vice President and Chief Accounting Officer (Principal Accounting Officer), Star-Kist Samoa, Inc.

Vice President and Chief Accounting Officer (Principal Accounting Officer), Marine Trading Pacific, Inc.

Vice President and Chief Accounting Officer (Principal Accounting Officer), Star-Kist Mauritius, Inc.

Signature	Title	Date

/s/ Samuel H. Armacost* Samuel H. Armacost	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Timothy G. Bruer* Timothy G. Bruer	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Mary R. Henderson* Mary R. Henderson	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Gerald E. Johnston* Gerald E. Johnston	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Victor L. Lund* Victor L. Lund	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Terence D. Martin* Terence D. Martin	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Joe L. Morgan* Joe L. Morgan	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ David R. Williams* David R. Williams	Director, Del Monte Foods Company Director, Del Monte Corporation	November 18, 2005

/s/ Thomas E. Gibbons* Thomas E. Gibbons	Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer), Star-Kist Samoa, Inc.	November 18, 2005

Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer), Marine Trading Pacific, Inc.

Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer), Star-Kist Mauritius, Inc.

Signature		Title	Date

/s/ James G. Potter James G. Potter		Director, Star-Kist Samoa, Inc. Director, Marine Trading Pacific, Inc. Director, Star-Kist Mauritius, Inc.	November 18, 2005

*By:	/s/ David L. Meyers

David L. Meyers Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated as of June 12, 2002, by and among H. J. Heinz Company, SKF Foods Inc., Del Monte Foods Company and Del Monte Corporation (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-4/ A No. 333-98827, filed November 19, 2002 (the “2002 Form S-4”)).

3.1		Certificate of Incorporation of Del Monte Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-4/ A No. 333-107830, filed November 17, 2003 (the “2003 Form S-4”)).

3	.2*	Amended and Restated Bylaws of Del Monte Corporation.

3.3		Certificate of Incorporation of Del Monte Foods Company (incorporated by reference to Exhibit 3.1 to the 2002 Form S-4).

3.4		Bylaws of Del Monte Foods Company (incorporated by reference to Exhibit 3.2 to the Annual Report filed on Form 10-K for the year ended May 2, 2004 (the “May 2004 10-K”)).

3.5		Articles of Incorporation of Star-Kist Samoa, Inc. (incorporated by reference to Exhibit 3.5 to the 2003 Form S-4).

3.6		Bylaws of Star-Kist Samoa, Inc. (incorporated by reference to Exhibit 3.6 to the 2003 Form S-4).

3.7		Certificate of Incorporation of Marine Trading Pacific, Inc. (incorporated by reference to Exhibit 3.7 to the 2003 Form S-4).

3.8		Bylaws of Marine Trading Pacific, Inc. (incorporated by reference to Exhibit 3.8 to the 2003 Form S-4).

3.9		Certificate of Incorporation of Star-Kist Mauritius, Inc. (incorporated by reference to Exhibit 3.9 to the 2003 Form S-4).

3.10		Bylaws of Star-Kist Mauritius, Inc. (incorporated by reference to Exhibit 3.10 to the 2003 Form S-4).

4.1		Specimen Certificate for Del Monte Foods Company Common Stock (incorporated herein by reference to Exhibit 4.1 to Amendment No. 5 to the Registration Statement on Form S-1/ A No. 333-48235, filed July 28, 1998 (“1998 Form S-1”)).

4.2		Indenture dated as of May 15, 2001 among Del Monte Corporation, as issuer of 9.25% Senior Subordinated Notes due 2011, Del Monte Foods Company, as guarantor, and Bankers Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-4/ A No. 333-64802 filed September 18, 2001 (the “2001 Form S-4”)).

4.3		Specimen form of Series B Global Note (incorporated by reference to Exhibit 4.2 to the 2001 Form S-4).

4.4		Specimen form of Series B Regulation S Note (incorporated by reference to Exhibit 4.3 to the 2001 Form S-4).

4.5		Stockholder Rights Agreement, dated as of June 12, 2002, by and between TPG Partners, L.P., TPG Parallel I, L.P. and Del Monte Foods Company (incorporated by reference to Exhibit 4.8 to the 2002 Form S-4).

4.6		Supplemental Indenture dated as of December 20, 2002 among SKF Foods Inc., as issuer of 8.625% Senior Subordinated Notes due 2012, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc. and Star-Kist Mauritius, Inc., as guarantors, and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to the Quarterly Report filed on Form 10-Q for the period ended January 29, 2003 (the “January 2003 10-Q”)).

4.7		Specimen form of 8.625% Senior Subordinated Notes due 2012 (incorporated by reference to Exhibit 4.2 to the January 2003 10-Q).

4.8		First Supplemental Indenture dated as of December 20, 2002, among each of SKF Foods, Inc., as Issuer, Del Monte Foods Company, as Guarantor and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, under the Indenture dated as of May 15, 2001 providing for the issuance of 9.25% Senior Subordinated Notes due 2011. (incorporated by reference to Exhibit 4.4 to the January 2003 10-Q).

Exhibit
Number		Description

4.9		Second Supplemental Indenture, dated as of December 20, 2002, among SKF Foods, Inc., as Issuer, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine Trading (Pacific), Inc, as Guaranteeing Subsidiaries and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, under the Indenture dated as of May 15, 2001 providing for the issuance of 9.25% Senior Subordinated Notes due 2011. (incorporated by reference to Exhibit 4.5 to the January 2003 10-Q).

4.10		Third Supplemental Indenture among Del Monte Corporation, the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, dated January 24, 2005 (incorporated by reference to Exhibit 4.1 to a Current Report on Form 8-K filed on January 25, 2005).

4.11		Indenture, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Deutsche Bank Trust Company Americas, as Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on February 11, 2005 (the “February 2005 Form 8-K”)).

4.12		Form of 6 3/4% Senior Subordinated Note due 2015 (incorporated by reference to Exhibit 4.2 to the February 2005 Form 8-K).

4	.13*	Form of 6 3/4% Senior Subordinated Note due 2015.

4.14		Registration Rights Agreement, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc., and Morgan Stanley & Co. Incorporated, Banc of Americas Securities LLC, Lehman Brothers Inc., and J.P. Morgan Securities, Inc. (incorporated by reference to Exhibit 4.3 to the February 2005 Form 8-K).

5	.1**	Opinion of Gibson, Dunn & Crutcher LLP.

10.1		Placement Agreement, dated December 12, 2002 by and among SKF Foods, Inc., Del Monte Foods Company, Morgan Stanley & Co., J. P. Morgan Securities, Inc., Banc of America Securities LLC, UBS Warburg LLC, BMO Nesbitt Burns Corp., Fleet Securities, Inc., Fortis Investment Services LLC and Suntrust Capital Markets, Inc. (incorporated by reference to Exhibit 10.4 to the Annual Report filed on Form 10-K for the year ended April 27, 2003 (the “April 2003 10-K”)).

10.2		Adjacent Warehouse Space Lease Agreement, dated October 31, 1995, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.12 to the Annual Report filed on Form 10-K for the year ended June 30, 2002 (the “June 2002 10-K”)).

10.3		First Amendment to the Adjacent Warehouse Space Lease Agreement, dated June 28, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.13 to the June 2002 10-K).

10.4		Second Amendment to the Adjacent Warehouse Space Lease Agreement, dated October 31, 1996, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.14 to the June 2002 10-K).

10.5		Third Amendment to the Adjacent Warehouse Space Lease Agreement, dated June 24, 1997, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.15 to the June 2002 10-K).

10.6		Fourth Amendment to the Adjacent Warehouse Space Lease Agreement, dated October 2001, among DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively, as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.16 to the June 2002 10-K).

10.7		Yakima Adjacent Warehouse Space Lease Agreement, dated October 24, 2001, between DELMO (PA) QRS 11-36 and DELMO (PA) QRS 12-10 (collectively as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.17 to the June 2002 10-K).

Exhibit
Number	Description

10.8	Office Lease, dated October 7, 1999 between TMG/ One Market, L.P. and Crossmarket, LLC (Landlord) and Del Monte Corporation (Tenant) (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.5 to the Quarterly Report filed on Form 10-Q for the period ended December 1999 (the “December 1999 10-Q”)).

10.9	First Amendment to Office Lease, dated April 30, 2000, between TMG/ One Market, L.P. (Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.20 to the June 30, 2002 10-K).

10.10	Second Amendment to Office Lease, dated March 23, 2001, between TMG/ One Market, L.P. and Crossmarket, LLC (collectively as Landlord) and Del Monte Corporation (Tenant) (incorporated by reference to Exhibit 10.21 to the June 2002 10-K).

10.11	Office Lease dated December 31, 2003, between Continental/ North Shore II, L.P. (Landlord) and Del Monte Corporation (Tenant) (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.2 to the Quarterly Report filed on Form 10-Q for the quarter ended January 24, 2004).

10.12	Supply Agreement, dated as of September 3, 1993, between Del Monte Corporation and Silgan Containers Corporation, as amended (incorporated by reference to Exhibit 10.12 to the DMC Registration Statement).

10.13	First Amendment to Supply Agreement, dated as of December 21, 1993, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.26 to the June 2002 10-K).

10.14	Second Amendment to Supply Agreement, dated as of May 12, 1994, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.27 to the June 2002 10-K).

10.15	Third Amendment to Supply Agreement, dated as of May 28, 1995, between Del Monte Corporation and Silgan Containers Corporation (incorporated by reference to Exhibit 10.28 to the June 2002 10-K).

10.16	Fourth Amendment to Supply Agreement, dated as of November 5, 1998, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.29 to the June 2002 10-K).

10.17	Fifth Amendment to Supply Agreement, dated as of November 5, 1998, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.30 to the June 2002 10-K).

10.18	Sixth Amendment to Supply Agreement, dated as of June 7, 2002, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.31 to the June 2002 10-K).

10.19	Seventh Amendment to Supply Agreement, dated as of April 26, 2004, between Del Monte Corporation and Silgan Containers Corporation (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.23 to the May 2004 10-K).

10.20	Supply Agreement, dated August 13, 2000, between H.J. Heinz Company and Impress Metal Packaging Holdings, B.V. (incorporated by reference to Exhibit A to Impress Metal Packaging Holdings B.V.’s Annual Report on Form 20-F/ A for the year ended December 31, 1999, File No. 333-7488).

10.21	Assignment of Impress Supply Agreement, dated as of December 20, 2002, between H.J. Heinz Company and Del Monte Foods Company (incorporated by reference to Exhibit 10.5 to the January 2003 10-Q).

10.22	Letter Agreement Regarding Product Prices and Pricing Model, amending the Supply Agreement, dated as of December 9, 2003, between Del Monte Corporation and Impress Metal Packaging Holdings, B.V. (confidential treatment has been requested as to portions of the Exhibit) (incorporated by reference to Exhibit 10.55 to the May 2004 10-K).

10.23	Supply Agreement, dated April 29, 2001, between Star-Kist Samoa, Inc. and Tri-Marine International, Inc. (incorporated by reference to Exhibit 10.6 to the January 2003 10-Q).

10.24	Retail Brokerage Agreement, dated July 1, 2001, between Del Monte Corporation and Advantage Sales and Marketing (incorporated by reference to Exhibit 10.32 to the June 2002 10-K).

Exhibit
Number	Description

10.25	Del Monte Foods Company 1998 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 filed on December 20, 2000, File No. 333-52226 (“2000 S-8”)).++

10.26	Del Monte Foods Company Non-Employee Directors and Independent Contractors 1997 Stock Incentive Plan (as amended through November 15, 2000) (incorporated by reference to Exhibit 4.1 to the 2000 S-8).++

10.27	Del Monte Foods Annual Incentive Plan as amended May 6, 2003 and June 30, 2003 (incorporated by reference to Exhibit 10.27 to the April 2003 10-K).++

10.28	Additional Benefits Plan of Del Monte Corporation, effective January 1, 1996, as amended and restated (incorporated by reference to Exhibit 10.9 to the DMC Registration Statement).++

10.29	Supplemental Benefits Plan of Del Monte Corporation, effective as of January 1, 1990, as amended as of January 1, 1992 and May 30, 1996 (incorporated by reference to Exhibit 10.10 to the DMC Registration Statement).++

10.30	Del Monte Foods Company Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8, filed November 24, 1997, File No. 333-40867).++

10.31	Del Monte Foods Company 1997 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the December 1999 10-Q).++

10.32	Amendment and Restatement of Del Monte Corporation AIP Deferred Compensation Plan (formerly the Del Monte Corporation AIAP Deferred Compensation Plan), dated as of July 1, 2004 (incorporated by reference to Exhibit 10.33 to the May 2004 10-K).++

10.33	Credit Agreement dated as of December 20, 2002, by and among SKF Foods Inc., Bank of America, N.A., as administrative agent, the other lenders party hereto, JP Morgan Chase Bank, as syndication agent, Harris Trust and Savings Bank, Morgan Stanley & Co. Incorporated and UBS Warburg LLC, as co-documentation agents (incorporated by reference to Exhibit 10.1 to the January 2003 10-Q) (“the Old Credit Agreement”).

10.34	First Amendment to the Old Credit Agreement, dated March 19, 2003 (incorporated by reference to Exhibit 10.44 to the April 2003 10-K).

10.35	Second Amendment to the Old Credit Agreement, dated April 23, 2003 (incorporated by reference to Exhibit 10.45 to the April 2003 10-K).

10.36	Third Amendment to the Old Credit Agreement, dated January 30, 2004 (incorporated by reference to Exhibit 10.1 to the Form 8-K No. 001-14335 filed on February 9, 2004).

10.37	Parent Guarantee Agreement, dated as of December 20, 2002, between Del Monte Foods Company and the Secured Parties as defined in the Old Credit Agreement dated as of December 20, 2002 (incorporated by reference to Exhibit 10.2 to the January 2003 10-Q).

10.38	Subsidiary Guarantee Agreement, dated as of December 20, 2002, between the Subsidiaries and the Secured Parties as defined in the Old Credit Agreement dated as of December 20, 2002 (incorporated by reference to Exhibit 10.47 to the April 2003 10-K).

10.39	Security Agreement. dated as of December 20, 2002, by and among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc., Marine Trading (Pacific), Inc, and Bank of America, N.A., as collateral agent (incorporated by reference to Exhibit 10.3 to the January 2003 10-Q).

10.40	Separation Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.2 of the 2002 Form S-4).

10.41	Employee Benefits Agreement, dated as of June 12, 2002, by and between H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.3 of the 2002 Form S-4).

10.42	Tax Separation Agreement among Del Monte Foods Company, H. J. Heinz Company and SKF Foods Inc. (incorporated by reference to Exhibit 99.4 of the 2002 Form S-4).

10.43	Del Monte Foods Company 2002 Stock Incentive Plan, as amended and restated effective August 15, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 4, 2005 (the “October 2005 8-K”)).++

10.44	Form of Del Monte Foods Company Performance Accelerated Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report filed on Form 10-Q for the quarter ended August 1, 2004 (the “August 2004 10-Q”)).++

Exhibit
Number	Description

10.45	Form of Del Monte Foods Company 2002 Stock Incentive Plan Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the August 2004 10-Q).++

10.46	Form of Del Monte Foods Company 2002 Stock Incentive Plan Non Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the August 2004 10-Q).++

10.47	Del Monte Foods Company Annual Incentive Plan Fiscal 2005 Targeted Percentage and Weighting of Objectives for Certain Executive Officers as Approved by the Compensation Committee on July 1, 2004 (incorporated by reference to Exhibit 10.5 to the August 2004 10-Q).++

10.48	Del Monte Corporation Supplemental Executive Retirement Plan (Second Restatement), Effective January 1, 2005 (formerly the Supplemental Executive Retirement Plan for Former Employees of the Heinz Group, effective as of December 20, 2002). (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on September 28, 2004 (the “September 2004 Form 8-K”)).++

10.49	Form of Del Monte Foods Company Stand-Alone Stock Appreciation Right Agreement, adopted as of September 22, 2004. (incorporated by reference to Exhibit 10.2 to the September 2004 Form 8-K).++

10.50	Del Monte Foods Company Annual Incentive Plan Fiscal 2005 Targeted Percentages and Weighting of Objectives for Certain Executive Officers as Approved by the Compensation Committee on September 22, 2004. (incorporated by reference to Exhibit 10.3 to the September 2004 Form 8-K).++

10.51	Employment Agreement and Promissory Note of Richard G. Wolford (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the year ended June 30, 1998, filed September 22, 1998, File No. 001-14335 (the “1998 Form 10-K”)).++

10.52	First Amendment to Employment Agreement of Richard G. Wolford, dated July 1, 1999 (incorporated by reference to the Exhibit 10.45 to the June 2002 10-K).++

10.53	Second Amendment to Employment Agreement of Richard G. Wolford, dated March 26, 2002 (incorporated by reference to the Exhibit 10.46 to the June 2002 10-K).++

10.54	Third Amendment to Employment Agreement by and between Del Monte Foods Company and Richard G. Wolford, executed as of November 11, 2004. (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on November 17, 2004 (the “November 2004 Form 8-K”)).++

10.55	Employment Agreement by and between Del Monte Corporation and David L. Meyers, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.2 to the November 2004 Form 8-K).++

10.56	Employment Agreement by and between Del Monte Corporation and Nils Lommerin, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.3 to the November 2004 Form 8-K).++

10.57	Employment Agreement by and between Del Monte Corporation and Donald J. Binotto, executed as of September 1, 2004 (incorporated by reference to Exhibit 10.57 to the Annual Report filed on Form 10-K for the year ended May 1, 2005 (the “May 2005 10-K”)).++

10.58	Employment Agreement by and between Del Monte Corporation and Todd Lachman, executed as of November 11, 2004 (incorporated by reference to Exhibit 10.5 to the November 2004 Form 8-K).++

10.59	Form of Del Monte Foods Company 2002 Stock Incentive Plan Stand-Alone Stock Appreciation Right Agreement, adopted as of December 7, 2004 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 10, 2004).++

10.60	Del Monte Corporation Additional Benefits Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 21, 2004 (the “December 2004 Form 8-K”)).++

10.61	Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan, as amended on December 16, 2004 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on December 21, 2004).++

Exhibit
Number		Description

10.62		Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan, adopted as of December 16, 2004 (incorporated by reference to Exhibit 10.2 to the December 2004 Form 8-K).++

10.63		Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan — Form of Plan Agreement — 2005 (incorporated by reference to Exhibit 10.3 to the December 2004 Form 8-K).++

10.64		Form of Del Monte Foods Company Performance Shares Agreement, adopted as of January 20, 2005 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 26, 2005).++

10.65		Credit Agreement, dated as of February 8, 2005, among Del Monte Corporation, as borrower, Del Monte Foods Company, as guarantor, certain lenders, Morgan Stanley Senior Funding, Inc., as Syndication Agent, JPMorgan Chase Bank, N.A., Harris Trust and Savings Bank and Suntrust Bank, as Co-Documentation Agents, Banc of America Securities LLC, Morgan Stanley Senior Funding Inc. and JPMorgan Securities, Inc. as Joint Lead Arrangers and Joint Book Managers and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the February 2005 Form 8-K).

10.66		Security Agreement, dated as of February 8, 2005, among Del Monte Corporation, Del Monte Foods Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc., Star-Kist Mauritius, Inc. and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.2 to the February 2005 Form 8-K).

10.67		Subsidiary Guaranty, dated as of February 8, 2005, by Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Marine Trading Pacific, Inc. and Star-Kist Mauritius, Inc. in favor of the Secured Parties named therein (incorporated by reference to Exhibit 10.3 to the February 2005 Form 8-K).

10.68		Placement Agreement for Del Monte Corporation 6 3/4% Senior Subordinated Notes Due 2015, dated as of January 25, 2005 (incorporated by reference to Exhibit 10.15 to the Quarterly Report filed on Form 10-Q for the quarter ended January 30, 2005 (the “January 2005 10-Q”))

10.69		Logistics Services Agreement entered into as of April 4, 2005 and dated effective March 4, 2005 between Del Monte Corporation and Pacer Global Logistics, Inc. (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on April 8, 2005).

10.70		Non-employee Director Compensation Plan (incorporated by reference to Exhibit 10.70 to the May 2005 10-K).++

10.71		Master Confirmation between Del Monte Foods Company and Goldman Sachs International dated June 29, 2005 (incorporated by reference to Exhibit 10.1 to a Current Report on Form 8-K as filed on July 1, 2005 (the “July 2005 8-K”)).

10.72		Supplemental Confirmation between Del Monte Foods Company and Goldman Sachs International dated June 29, 2005 (incorporated by reference to Exhibit 10.2 to the July 2005 8-K)

10.73		Form of Del Monte Foods Company Performance Accelerated Restricted Stock Agreement (incorporated by reference to Exhibit 10.4 to the October 2005 8-K).++

10.74		Form of Del Monte Foods Company 2002 Stock Incentive Plan Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the October 2005 8-K).++

10.75		Form of Del Monte Foods Company 2002 Stock Incentive Plan Non Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the October 2005 8-K).++

10.76		Form of Del Monte Foods Company Performance Shares Agreement, adopted as of September 29, 2005 (incorporated by reference to Exhibit 10.5 to the October 2005 8-K).++

12	.1*	Statement re Computation of Ratio of Earnings to Fixed Charges.

21.1		Subsidiaries of Del Monte Foods Company (incorporated by reference to Exhibit 21 to the May 2005 10-K).

23	.1**	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23	.2**	Consent of KPMG LLP.

24	.1*	Power of Attorney (see page II-12).

25.1		Form T-1 Statement of Eligibility and Qualification of Bankers Trust Company as Trustee (incorporated by reference to Exhibit 25.1 to the 2001 Form S-4).

25.2		Form T-1 Statement of Eligibility and Qualification of Bank of New York as Trustee (incorporated by reference to Exhibit 25.2 to the 2003 Form S-4).

Exhibit
Number		Description

25	.3*	Form T-1 Statement of Eligibility and Qualification of Deutsche Bank Trust Company Americas as Trustee.

99	.1*	Form of Letter of Transmittal.

99	.2*	Form of Notice of Guaranteed Delivery.

*	Previously filed.

**	Filed herewith.

++	Indicates a management contract or compensatory plan or arrangement.